UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Commerce Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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March 9, 2018
Dear Shareholder:
You are cordially invited to attend the Annual Meeting of the Shareholders of Commerce Bancshares, Inc. The meeting will be held at 9:30 a.m. on April 18, 2018, at Washington University on level two of the Charles E. Knight Center at #1 Brookings Drive, St. Louis, Missouri.
We are again utilizing the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. This process allows us to expedite receipt of materials, lower the costs of distribution, and reduce the environmental impact. The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items to be considered and acted upon by the shareholders.
If you own shares of record, you may vote your shares online, by telephone, or you may request materials by following the instructions on the Notice. Whether or not you plan to attend this meeting, please vote as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You can revoke your proxy anytime before the Annual Meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to change or revoke your proxy on page 3 of this Proxy Statement. Your vote is very important. I look forward to seeing you at the meeting.

Sincerely,
DAVID W. KEMPER
Chairman of the Board and
Chief Executive Officer

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Notice of Annual Meeting of Shareholders of
Commerce Bancshares, Inc.

Date:	April 18, 2018

Time:	9:30 a.m., Central Daylight Time

Place:	Washington University on level two of the Charles E. Knight Center, #1 Brookings Drive, St. Louis, Missouri.

Purposes:	1. To elect four directors to the 2021 Class for a term of three years;

2. To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for 2018;

3. Advisory approval of the Company's executive compensation (“Say on Pay”);

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who Can Vote:
Shareholders at the close of business on February 15, 2018 are entitled to vote at the meeting. If your shares are registered in the name of a bank or brokerage firm, such procedures are described on the voting form sent to you.

How You Can Vote:
You may vote your proxy over the Internet or by telephone; or you may request materials to vote by mail. The Notice of Internet Availability of Materials ("Notice") contains instructions on how to access our Proxy and Annual Report online and has instructions for requesting such materials by mail.

By Authorization of the Board of Directors,
THOMAS J. NOACK
Secretary

March 9, 2018

Important Notice regarding the availability of proxy materials for the
Shareholder Meeting to be held on April 18, 2018
The Proxy Statement and Annual Report to Shareholders are available at www.edocumentview.com/CBSH

The Proxy Statement and Annual Report to Shareholders are also available on the
Company’s website at www.commercebank.com/ir

Your Vote Is Important. Whether You Own One Share or Many, Your Prompt Cooperation in Voting Your Proxy Is Greatly Appreciated.

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PROXY STATEMENT
COMMERCE BANCSHARES, INC.
1000 Walnut Street
Kansas City, Missouri 64106
Annual Meeting April 18, 2018
SOLICITATION
This Proxy Statement, the accompanying proxy card and the 2017 Annual Report to Shareholders of Commerce Bancshares, Inc. (the “Company” or “Commerce”), are first being sent to security holders on or about March 9, 2018. The Board of Directors of the Company (the "Board" or “Board of Directors”) is soliciting your proxy to vote your shares at the Annual Meeting of Shareholders (the “Meeting”) on April 18, 2018. The Board is soliciting your proxy to give all shareholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.
What is a Proxy?
A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving David W. Kemper and Jonathan M. Kemper, who were appointed by the Board, the authority to vote your shares in the manner you indicate on your proxy card.
Why did I receive more than one proxy card?
You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker, banker, trustee or nominee (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, bank, trustee, or nominee, and you will return your proxy card or cards to your broker, bank, trustee or nominee. You should vote on and sign each proxy card you receive.
Only one Notice of Internet Availability of Proxy Materials or set of printed proxy materials was delivered to my address, but there are two or more shareholders at this address. How do I request additional copies of the proxy materials?
Computershare Trust Company, N.A., the entity retained to mail the Notice of Internet Availability of Proxy Materials or printed proxy materials to the Company’s registered owners, has been instructed to deliver only one notice or set of printed proxy materials to multiple security holders sharing an address unless the Company has received contrary instructions from you or one of the other shareholders. The Company will promptly deliver a separate copy of the notice or set of printed proxy materials for this year’s Annual Meeting or for any future meetings to any shareholder upon written or oral request. To make such request, please contact Computershare at 800-317-4445, hearing impaired/TDD at 800-952-945, or write to Computershare, P.O. Box 505000, Louisville, Kentucky, 40233. Overnight correspondence should be sent to Computershare, 42 South 4th Street, Suite 1600, Louisville, Kentucky, 40202. Similarly, you may contact Computershare through any of these methods if you receive multiple notices or sets of printed proxy materials and would prefer to receive a single copy in the future.
VOTING INFORMATION
Who is qualified to vote?
You are qualified to receive notice of and to vote at the Meeting if you owned shares of common stock, $5.00 par value, of the Company ("Common Stock"), at the close of business on the record date of Thursday, February 15, 2018.
How many shares of Common Stock may vote at the Meeting?
As of February 15, 2018, there were 106,891,598 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented. Holders of Commerce Bancshares, Inc. Series B Preferred Stock have no voting rights with respect to matters that generally require the approval of voting shareholders.

What is the difference between a “shareholder of record” and a “street name” holder?
These terms describe how your shares are held. If your shares are registered directly in your name with Computershare Trust Company, N.A., the Company’s transfer agent, you are a “shareholder of record.” If your shares are held in the name of a broker, bank, trustee or other nominee as a custodian, you are a “street name” holder.
How do I vote my shares?
If you are a “shareholder of record,” you have several choices. You can vote your proxy:

•	via the Internet,

•	over the telephone, or

•	by requesting materials and using the proxy card enclosed with the materials.
Please refer to the specific instructions set forth on the Notice or proxy card. For security reasons, the electronic voting system has been designed to authenticate your identity as a Shareholder.
If you hold your shares in “street name,” your broker, bank, trustee or nominee will provide you with materials and instructions for voting your shares.
Can I vote my shares in person at the Meeting?
If you are a “shareholder of record,” you may vote your shares in person at the Meeting. If you hold your shares in “street name,” as the beneficial owner, you have the right to direct your broker, bank, trustee or nominee on how to vote your shares, and you are also invited to attend the Meeting. However, if you are not a "shareholder of record," you may not vote your shares in person at the Meeting unless you bring with you a legal proxy obtained from and executed by your broker, bank, trustee or nominee.
What are the Board’s recommendations on how I should vote my shares?
The Board recommends that you vote your shares as follows:

Proposal One	FOR the election of all four nominees for the 2021 Class of Directors with terms expiring at the 2021 Annual Meeting of Shareholders.

Proposal Two	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2018.

Proposal Three	FOR the approval of the Company's executive compensation. (Say on Pay)

What are my choices when voting?

Proposal One	You may cast your vote in favor of electing the nominees as Directors or withhold your vote on one or more nominees.

Proposal Two	You may cast your vote in favor of, or against, the proposal, or you may elect to abstain from voting your shares.

Proposal Three	You may cast your vote in favor of, or against, the proposal, or you may elect to abstain from voting your shares.

Shareholders do not have dissenters' rights of appraisal in connection with these proposals.
How would my shares be voted if I do not specify how they should be voted?
If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies will vote your shares as follows:

Proposal One	FOR the election of all four nominees for the 2021 Class of Directors with terms expiring at the 2021 Annual Meeting of Shareholders.

Proposal Two	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2018.

Proposal Three	FOR the approval of the Company's executive compensation. (Say on Pay)

How are votes withheld, abstentions and broker non-votes treated?
If your shares are held in street name, unless you provide voting instructions to your broker, bank, trustee, or other nominee, your shares will not be voted on Proposal One and Proposal Three and those unvoted shares are referred to as broker non-votes. In the election of directors, broker non-votes will be considered solely for quorum purposes and are not counted for the election of directors; withheld votes will be treated as votes against a director. On Proposal Two (ratification of the appointment of KPMG LLP), your broker, bank, trustee, or other nominee may exercise its discretion and vote on Proposal Two. Abstentions will be treated as votes against Proposal Two and Proposal Three.
Can I change my vote after I have mailed in my proxy card?
If you are a “shareholder of record,” you may revoke your proxy by doing one of the following:

•	by sending a written notice of revocation to the Secretary of the Company that is received prior to the Meeting, stating that you revoke your proxy;

•
by delivery of a later-dated proxy (including a telephone or Internet vote) and submitting it so that it is received prior to the Meeting in accordance with the instructions included on the proxy card(s); or

•
by attending the Meeting and voting your shares in person. If your shares are held in street name and you want to vote your shares at the Meeting, you must obtain a legal proxy in your name from the broker, bank, trustee, or other nominee that holds your shares as of the record date, which is February 15, 2018.

If you hold shares in“street name”, contact your broker, bank, trustee or other nominee for directions on how to change your vote.
What vote is required to approve each proposal?

Proposal One	requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the Meeting.

Proposal Two	requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the Meeting.

Proposal Three
requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the Meeting. The vote on Proposal Three is a non-binding advisory vote.

Who will count the votes?
Representatives from Computershare Trust Company, N.A., the transfer agent, will count the votes and provide the results to the Inspectors of Election who will then tabulate the votes at the Meeting.
Who pays the cost of a proxy solicitation?
The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone, facsimile transmission or via email by regular employees of the Company. Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, has been retained by the Company, at an estimated cost of $10,500 plus reasonable out-of-pocket expenses, to aid in the solicitation of proxies; shareholders may contact Morrow Sodali LLC, at 877-787-9239 and brokers and banks may contact Morrow Sodali LLC, at 203-658-9400. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to their principals and the Company will reimburse them for the expense of doing so. This Proxy Statement and proxy will be first sent to security holders on or about March 9, 2018.
Is this Proxy Statement the only way that proxies are being solicited?
No. As stated above, the Company has retained Morrow Sodali LLC to aid in the solicitation of proxy materials. In addition to mailing these proxy materials, certain directors, officers or employees of the Company may solicit proxies by telephone, facsimile transmission, e-mail or personal contact. They will not be compensated for doing so.
If you have any further questions about voting your shares or attending the Meeting, please call the Company’s Secretary, Thomas J. Noack, at 314-746-7352.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security ownership of certain beneficial owners:
This table includes each person known to be the beneficial owner of 5% or more of the Company’s outstanding Common Stock as of December 31, 2017. Under applicable Securities and Exchange Commission Rules, beneficial ownership of shares includes shares as to which a person has or shares voting power and/or investment power.

Name and Address of Beneficial Owner	Number of shares		Percent of Class
Commerce Bank	7,888,934	(1)(2)	7.4
1000 Walnut Street Kansas City, Missouri 64106
The Vanguard Group	9,181,137	(3)	8.6
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.	8,217,981	(4)	7.7
55 East 52nd Street New York, NY 10055
State Street Corporation	6,100,703	(5)	5.7
One Lincoln Street Boston, MA 02111
_______________________________________

(1)
These shares represent the beneficial ownership of the Company’s Common Stock held in various trust capacities. Of those shares Commerce Bank had (i) sole voting power over 3,397,302 shares; (ii) shared voting power over 3,720,774 shares; (iii) sole investment power over 2,841,597 shares; and (iv) shared investment power over 1,341,534 shares.

(2)
Those shares for which Commerce Bank has shared voting power include 3,185,794 shares held as Trustee for the Commerce Bancshares, Inc. Participating Investment Plan (the “Plan”), a 401(k) plan established for the benefit of the Company’s employees. Pursuant to the Plan, participants are entitled to direct the Trustee with regard to the voting of each participant’s shares held in the Plan. As to any shares for which no timely directions are received, the Trustee will vote such shares in accordance with the direction of the Company.

(3)
This information is based solely on an amended Schedule 13G filed with the Securities and Exchange Commission (the "SEC") on February 9, 2018. Based upon the information contained in the filing, The Vanguard Group has sole voting and dispositive power with respect to 49,859 and 9,128,686 shares, respectively, shared voting and dispositive power with respect to 9,972 and 52,451 shares, respectively, and beneficially owns 9,181,137 shares of the Company’s Common Stock.

(4)
This information is based solely on an amended Schedule 13G filed with the SEC on January 29, 2018. Based upon the information contained in the filing, BlackRock, Inc. has sole voting and dispositive power with respect to 7,802,239 and 8,217,981 shares, respectively, and beneficially owns 8,217,981 shares of the Company’s Common Stock.

(5)
This information is based solely on a Schedule 13G filed with the SEC on February 14, 2018. Based upon the information contained in the filing, State Street Corporation has shared voting and dispositive power with respect to, and beneficially owns, 6,100,703 shares of the Company’s Common Stock.

Security ownership of management:
The following information pertains to the Common Stock of the Company beneficially owned, directly or indirectly, by all directors and nominees for director, the executive officers named in the Summary Compensation Table, and by all directors, nominees and executive officers of the Company as a group as of December 31, 2017.

Name of Beneficial Owner	Number of shares		Percent of Class
Kevin G. Barth	148,597	(2)	*
Terry D. Bassham	5,822		*
John R. Capps	13,713		*
Karen L. Daniel	—	(9)	*
Earl H. Devanny, III	10,200		*
W. Thomas Grant, II	24,134		*
James B. Hebenstreit	79,294		*
	143,151	(7)(8)
David W. Kemper	1,342,446	(2)(5)	2.5
	108,173	(1)
	270,646	(3)
	969,305	(4)
	19,903	(6)
John W. Kemper	149,311	(2)(6)	1.4
	270,646	(3)
	1,087,754	(5)
Jonathan M. Kemper	1,280,955	(2)(4)	1.6
	138,121	(1)
	270,646	(3)
Charles G. Kim	126,763	(2)	*
Benjamin F. Rassieur, III	29,154		*
Todd R. Schnuck	9,048		*
Andrew C. Taylor	46,983		*
Kimberly G. Walker	12,703		*
All directors, nominees and executive officers as a group (including those listed above)	4,323,893	(2)	4.0
_______________________________________

(1)	Shared voting power and investment power.

(2)
Includes shares which could be acquired within 60 days by exercise of stock appreciation rights (SARs). Shares acquired by exercise of SARs were computed on a net basis, assuming the rights were exercised at a price equal to the fair market value of the Common Stock at December 31, 2017. Shares which could be acquired within 60 days by exercise of SARs are as follows: Messrs. Kevin G. Barth — 15,077; David W. Kemper — 39,159; John W. Kemper — 20,563; Jonathan M. Kemper — 58,232; Charles G. Kim — 15,077; and all directors, nominees and executive officers as a group (including those listed above) — 179,254.

(3)
Owned by a corporation for which Messrs. David W. Kemper, John W. Kemper and Jonathan M. Kemper are shareholders and serve as directors. Messrs. David W. Kemper, John W. Kemper and Jonathan M. Kemper disclaim beneficial ownership of such shares, other than to the extent of their pecuniary interests.

(4)	Includes 969,305 shares of which Mr. Jonathan M. Kemper is the beneficial owner, but shares voting power with Mr. David W. Kemper.

(5)	Includes 1,087,754 shares of which Mr. David W. Kemper is the beneficial owner, but shares voting power with Mr. John W. Kemper.

(6)	Includes 19,903 shares of which Mr. John W. Kemper is the beneficial owner, but shares voting power with Mr. David W. Kemper.

(7)
Owned by a corporation and family foundation for which Mr. Hebenstreit serves as President and Trustee, respectively. Mr. Hebenstreit disclaims beneficial ownership of these shares, other than to the extent of his pecuniary interest.

(8)	Mr. Hebenstreit resigned from the Board of Directors effective January 26, 2018.

(9)	Ms. Daniel was elected to the Board of Directors on January 26, 2018.

*	Less than 1%

PROPOSAL ONE

ELECTION OF THE 2021 CLASS OF DIRECTORS
Composition of the Board
The full Board consists of twelve Directors. The Board is divided into three classes consisting of four Directors per class. The Directors in each class serve a three-year term. The term of each class expires at successive annual meetings so that the shareholders elect one class of Directors at each annual meeting.
The election of four Directors to the 2021 Class will take place at the Meeting. At its meeting on January 26, 2018, the Board approved the recommendation of the Committee on Governance/Directors that four 2021 Class Directors be elected for a three-year term.
If elected, the four 2021 Class Director nominees will serve on the Board until the Annual Meeting in 2021, or until their successors are duly elected and qualified in accordance with the Company’s Bylaws. If any of the four nominees should become unable to accept election, the persons named on the proxy card as proxies may vote for such other person(s) recommended by the Company’s Board of Directors. Management has no reason to believe that any of the four nominees for election named below will be unable to serve.

The Board of Directors Recommends that Shareholders Vote FOR All Four Nominees Listed Below

Nominees For Election to the 2021 Class of Directors:

Terry D. Bassham
Age:	57
Director Since:	February 2013
Committees:	Audit and Risk Committee; and Compensation and Human Resources Committee
Principal Occupation:	Chairman of the Board, Chief Executive Officer and President of Great Plains Energy, KCP&L and Greater Missouri Operations (since June 2012)
Other Directorships:	Great Plains Energy, Inc. (since June 2012)
Discussion:
Prior to his election as its Chairman of the Board, Mr. Bassham served as CEO (since June 2012), President and Chief Operating Officer of Great Plains Energy, KCP&L, and Greater Missouri Operations from 2011-2012. Mr. Bassham originally served as KCP&L Executive Vice President of Finance and Strategic Development and more recently as Executive Vice President of Utility Operations. He graduated from the University of Texas-Arlington and earned a Juris Doctor degree from St. Mary's University Law School in San Antonio, Texas. Mr. Bassham previously practiced as a regulatory attorney and has served as an advisory director of the Company's banking subsidiary in Kansas City. He is active in the Kansas City area community and currently serves as a board member of the Greater Kansas City Chamber of Commerce, Urban Neighborhood Initiative, Linda Hall Library, Civic Council of the Greater Kansas City, Win/Win, Kansas City Symphony, Kansas City Scholars, Edison Electric Industry Group, and the Electric Power Research Institute. Mr. Bassham brings to the Board an inside perspective of the energy industry, and experience in a highly regulated industry with a publicly traded company.

John W. Kemper
Age:	40
Director Since:	September 2015
Committees:	Executive Committee
Principal Occupation:
President and Chief Operating Officer of the Company and President of Commerce Bank. John is the son of David W. Kemper, Chairman of the Board and Chief Executive Officer of the Company, and nephew of Jonathan M. Kemper, Vice Chairman of the Company and Vice Chairman of Commerce Bank.

Other Directorships:	Commerce Bank (since January 2013); and Tower Properties Company (since March 2008)

Discussion:
Mr. Kemper joined Commerce in 2007. Previously Mr. Kemper worked as an Engagement Manager in the New York and Chicago offices of McKinsey & Co. At McKinsey, Mr. Kemper led consulting teams on strategy and operations engagements for a number of blue chip clients in the financial services and airline industries. Mr. Kemper graduated with a B.A. in history and political science from Stanford University. He received a Master of Science degree in Economic History from the London School of Economics and an M.B.A. from Northwestern University's Kellogg School of Management. In addition to his work at Commerce, Mr. Kemper sits on the board of a variety of industry groups and civic organizations in St. Louis. Mr. Kemper brings to the Board expertise in strategic planning and operations in the financial services industry, as well as a background in organizational health and development.

Jonathan M. Kemper
Age:	64
Director Since:	February 1997
Committees:	Executive Committee
Principal Occupation:
Vice Chairman of the Company and Vice Chairman of Commerce Bank, a subsidiary of the Company (since 1997). Jonathan M. Kemper is the brother of David W. Kemper, Chairman of the Board and Chief Executive Officer of the Company, and the uncle of John W. Kemper, President and Chief Operating Officer of the Company.

Other Directorships:	Commerce Bank (since January 1985); and Tower Properties Company (Non-Executive Chairman since April 2005)
Discussion:
Mr. Kemper has executive responsibilities for the Capital Markets Group business lines. After graduating from Harvard, Mr. Kemper receive an M.B.A. from Harvard University's Graduate School of Business. Prior to working for the Company, Mr. Kemper held various positions in the financial industry in New York and Chicago, including positions with Citicorp, the Federal Reserve Bank of New York, and M. A. Schapiro and Company. Mr. Kemper previously served on the Federal Advisory Council to the Federal Reserve Board from January 2012 to December 2015. Mr. Kemper is involved in several community and business organizations in addition to his responsibilities at the Company. Mr. Kemper is a recognized community leader in one of the Company's largest markets and also brings expertise in current and emerging technologies to the Board.

Kimberly G. Walker
Age:	59
Director Since:	February 2007
Committees:	Audit and Risk Committee
Principal Occupation:	Executive in Residence (since January 2017), Washington University in St. Louis. Previously Chief Investment Officer, Washington University in St. Louis (November 2006 through December 2016)
Other Directorships:	None
Discussion:
Ms. Walker holds an M.B.A. in finance, with distinction, from the University of Michigan, an M.A. in economics from Washington University in St. Louis, and a B.A. in economics and public administration from Miami University of Ohio, where she graduated magna cum laude. Ms. Walker also holds the Chartered Financial Analyst designation. She has extensive experience in institutional asset management and has knowledge of internal controls and audit committee functions. Ms. Walker served as Chief Investment Officer at Washington University for 10 years through December 31, 2016 and as Executive in Residence at Washington University’s Olin Business School in 2017.

The following information is provided with respect to the directors who are continuing in office for the respective periods and until their successors are elected and qualified.

2020 Class of Directors

John R. Capps
Age:	67
Director Since:	January 2000
Committees:	Audit and Risk Committee
Principal Occupation:	Vice President of BCJ Motors, Inc. (since 2011)
Other Directorships:	None
Discussion:
Mr. Capps, a graduate of Stanford University, created a group of automobile dealership franchises in St. Louis County, Missouri that was acquired by Asbury Automotive Group in 1997. Mr. Capps stayed active in the acquiring company through its initial public offering. In 2011, Mr. Capps left Asbury Automotive Group to operate a new automotive dealership under BCJ Motors, Inc. Mr. Capps gives the Board a direct insight into a major line of business for the Company. He is active in the community and currently serves as a board member of St. Louis Priory School, St. Louis Children’s Hospital Foundation, the St. Louis Zoo, and Backstopper’s.

Karen L. Daniel
Age:	60
Director Since:	January 2018
Committees:	Audit and Risk Committee
Principal Occupation:	Chief Financial Officer of Black & Veatch (since 1999)
Other Directorships:	Black & Veatch (since 2006); Snap-on Tools (since 2005); and BlueCross and Blue Shield of Kansas City (since 2017)
Discussion:
Ms. Daniel was elected to the Board in January, 2018, to fill the vacancy created by the retirement of James Hebenstreit on January 26, 2018. Ms. Daniel graduated from Northwest Missouri State University and received her master's degree in accounting from the University of Missouri-Kansas City. She spent 11 years with the certified public accounting firm of Peat Marwick (KPMG), rising to Senior Audit Manager. She joined Black & Veatch in 1992 with the internal audit group, was named Chief Financial Officer in 1999 and joined the Black & Veatch Board of Directors in 2006. In her role as CFO, she is responsible for developing and executing business strategies, and as President of Black & Veatch's Global Finance & Technology Solutions Division, leads the global finance and IT organizations. Ms. Daniel serves on numerous public and philanthropic boards; Snap-on, Inc., Blue Cross and Blue Shield of Kansas City and Northwest Missouri State University Foundation, as well as recently completed her tenure as the 2017 Chair of the KC Chamber Board of Directors. Ms. Daniel also served as Vice-Chair of former President Obama's Advisory Council on Doing Business in Africa.

W. Thomas Grant, II
Age:	67
Director Since:	June 1983
Committees:	Compensation and Human Resources Committee; and Committee on Governance/Directors
Principal Occupation:	President of SelectQuote Senior Insurance Services (since January 2011)
Other Directorships:	SelectQuote Senior Insurance Services (since November 2009)

Discussion:
Mr. Grant served as a Consultant of Quest Diagnostics from 2007-2010, Chief Executive Officer of LabOne, Inc. from 1995 through the sale of the company to Quest Diagnostics in 2005, where he served as Senior Vice President until 2007. During his tenure, the company grew from a market capitalization of less than $80 million to $934 million at the time of sale. Prior to LabOne, Mr. Grant was the Chairman, President and Chief Executive Officer at Seafield Capital Corporation, a healthcare holding company, from 1990 to1995. From 1986 to 1990, he served as Chief Executive Officer of Business Men's Assurance Company, an insurance company. Mr. Grant received a Bachelor's degree in History from the University of Kansas and a Master's degree in Business Administration from the Wharton School of Finance, University of Pennsylvania, and brings to the Board an insight into the insurance and healthcare industries. Mr. Grant is currently the Vice Chairman of SelectQuote and is serving on the Board of SelectQuote.

David W. Kemper
Age:	67
Director Since:	February 1982
Committees:	Executive Committee (Chairman)
Principal Occupation:
Chairman of the Board and Chief Executive Officer of the Company (since November 1991); and Chairman of the Board and Chief Executive Officer of Commerce Bank. David W. Kemper is the brother of Jonathan M. Kemper, Vice Chairman of the Company, and the father of John W. Kemper, President and Chief Operating Officer of the Company.

Other Directorships:	Commerce Bank (since January 1984); Tower Properties Company (since October 1989); The Crawford Group, Inc. (since November 2000); and Post Holdings, Inc. (since September 2015)
Discussion:
Mr. Kemper has been the Chairman and CEO of the Company since 1991 and was President of the Company from 1982 until February 2013. He graduated cum laude from Harvard College, earned a masters degree in English literature from Oxford University, and an M.B.A. from the Stanford Graduate School of Business. He is the Past President of the Federal Advisory Council to the Federal Reserve Board. Mr. Kemper is active in the St. Louis community, serving as a board member of Washington University in St. Louis, the Missouri Botanical Garden, the Donald Danforth Plant Science Center, and a member of Civic Progress in St. Louis. Mr. Kemper brings to the Board a thorough understanding of the financial industry and an appreciation of the values upon which the Company was founded.

2019 Class of Directors

Earl H. Devanny, III
Age:	65
Director Since:	April 2010
Committees:	Compensation and Human Resources Committee (Chairman); and Committee on Governance/Directors
Principal Occupation:	Chief Executive Officer of Tract Manager (since September 2016)
Other Directorships:	None
Discussion:
Mr. Devanny is a former advisory director of Commerce Bank and has extensive experience with regulated industries. Mr. Devanny holds a Bachelor of Arts degree in English from the University of the South (Sewanee). Mr. Devanny served as the President of Healthcare at Nuance Communications from April 2014 to August 2016, as CEO of The TriZetto Group from July 2010 to May 2013, and the President of Cerner Corporation from August 1999 to July 2010. This experience brings a professional insight into the healthcare industry, one of the Company's most important target industries for financial services.

Benjamin F. Rassieur, III
Age:	63
Director Since:	August 1997
Committees:	Audit and Risk Committee (Chairman); Committee on Governance/Directors; and Executive Committee
Principal Occupation:	President of Paulo Products Company (since August 1987)
Other Directorships:	None
Discussion:
Mr. Rassieur is President of a successful, private company that performs heat treating and metal finishing at five plants in three states and Mexico. His business provides a leading indicator of general economic conditions. Mr. Rassieur graduated cum laude from Amherst College with a degree in economics. He has been a director of Commerce Bank and has been a long time member of the Company’s Audit and Risk Committee, and is the current Chairman of the Audit and Risk Committee. His community involvement includes being a founding member of the Corporate Committee of the Juvenile Diabetes Foundation.

Todd R. Schnuck
Age:	59
Director Since:	April 2010
Committees:	Audit and Risk Committee
Principal Occupation:
Chairman and Chief Executive Officer of Schnuck Markets, Inc. (since October 2014) (from 2006 to 2014 served as President and Chief Operating Officer; and prior to 2006, served as Chief Financial Officer)

Other Directorships:	Schnuck Markets, Inc. (since October 2014)
Discussion:
As Chairman and Chief Executive Officer of Schnuck Markets, Inc., Mr. Schnuck brings to the Board a unique perspective from a consumer driven industry that faces many of the same issues that the Company faces, such as selection of retail locations, geographic expansion, and customer loyalty. With stores in Missouri, Illinois, Indiana, Iowa and Wisconsin, Schnuck Markets, Inc. operates in much of the same footprint as the Company. A graduate of the University of Virginia with an M.B.A. from Cornell, Mr. Schnuck had several years' experience in the investment banking profession before joining the family-owned business and serving as its President, Chief Financial Officer and Chief Operating Officer prior to his current position. Mr. Schnuck has previously served as an advisory director of Commerce Bank.

Andrew C. Taylor
Age:	70
Director Since:	February 1990
Committees:	Committee on Governance/Directors (Chairman); and Executive Committee
Principal Occupation:	Executive Chairman (since 2001) of Enterprise Holdings, Inc. (formerly known as Enterprise Rent-A-Car)
Other Directorships:	Enterprise Holdings, Inc. (since 2001); and The Crawford Group, Inc. (since July 1990)
Discussion:
Mr. Taylor has led Enterprise Holdings and its operating subsidiaries (collectively “Enterprise”), to the position of the largest rental car provider in the world. He has public company board experience and is actively engaged in community service and philanthropic activities in the St. Louis area. His company is ranked high in customer satisfaction and as a place to work and start a career. Mr. Taylor is also the Executive Chairman of Enterprise Fleet Management, Inc., which leases over 300,000 vehicles to small and medium sized businesses. Managing credit risk is an important component of this business. Mr. Taylor is a graduate of the University of Denver with a degree in business administration.

“Other Directorships,” both for nominees and those continuing in office, includes directorships at any public company or registered investment company during the previous five years.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board has adopted guidelines on significant corporate governance matters that, together with the Company’s Code of Ethics and other policies, create the corporate governance standards for the Company. You may view the Corporate Governance Guidelines on the Company’s website at www.commercebank.com/about-us/social-responsibility/corporate-governance. At the same location on the website, you will find the Corporate Code of Ethics, the Code of Ethics for Senior Financial Officers, the Related Party Transaction Policy, the Corporate Social Responsibility Report, and the charters of the Audit and Risk Committee, Committee on Governance/Directors and the Compensation and Human Resources Committee.
Each Director and all executive officers are required to complete annually a Director and Executive Officer Questionnaire (“Questionnaire”). The information contained in the responses to the Questionnaire is used, in part, to determine director independence and identify material transactions with the Company in which a Director or executive officer may have a direct or indirect material interest.
Shareholder Communications
The Board has not adopted a formal policy for shareholder communications. However, the Company has a longstanding practice that shareholders may communicate with the Board or any individual director through the Secretary of the Company. The Secretary will forward all such communications to the Board or any individual director. The Secretary will not forward any communications that: (i) constitute commercial advertising of products; (ii) contain offensive language or material; (iii) are not legible or coherent; or (iv) are in the nature of customer complaints that can be handled by Company management.
Director Independence
In accordance with the rules of the NASDAQ Stock Market LLC (“NASDAQ”), the Board, on the recommendation of the Committee on Governance/Directors, determines the independence of each Director and nominee for election as a Director. The Committee on Governance/Directors applies the definition of “independent director” adopted by NASDAQ to information derived from responses to the Questionnaire and from research of the Company’s records provided by the General Counsel, Controller and Auditor of the Company. The Board, on the basis of the recommendation of the Committee on Governance/Directors, determined that the following non-employee Directors of the Company and Director nominees are independent:

Terry D. Bassham	James B. Hebenstreit*
John R. Capps	Benjamin F. Rassieur, III
Karen L. Daniel**	Todd R. Schnuck
Earl H. Devanny, III	Andrew C. Taylor
W. Thomas Grant, II	Kimberly G. Walker
_______________________________________
* Mr. Hebenstreit resigned from the Board of Directors effective January 26, 2018.
** Ms. Daniel was elected to the Board of Directors on January 26, 2018.

Based on the NASDAQ definition of “independent director,” the Board determined that David W. Kemper, John W. Kemper and Jonathan M. Kemper as employed executive officers of the Company are not independent.

Board Meetings
The Board held four regularly scheduled meetings and no special meetings in 2017. In conjunction with scheduled meetings, the Board regularly meets in Executive Session without the presence of any non-independent employee directors. All Directors attended more than 87% of the Board and Committee meetings on which they served in 2017. Although it is not the policy of the Company that Directors attend the Annual Meeting of Shareholders, all but one of the Directors attended the 2017 Annual Meeting of Shareholders on April 19, 2017.
Board Leadership Structure and Risk Oversight
David W. Kemper serves as both principal executive officer and chairman of the Board. Combining the principal executive officer position with the chairmanship of the board was established in the Company’s original governing documents. Until February 8, 2013, under the Company’s Bylaws, the Chairman of the Board was the chief executive officer of the Company by definition. The incorporators of the Company believed in establishing direct accountability to the shareholders for the chief executive officer who is responsible for the day-to-day decisions that affect the Company’s value. A combined Chairman and Chief Executive Officer avoids potential conflicts between incumbents, establishes accountability, and has the added advantage of eliminating additional compensation expense that would result from separating these two functions. Since its incorporation, the financial strength and esteemed reputation the Company has achieved are a testament to, and a direct result of, the leadership of the two people who have held these combined positions, James M. Kemper, Jr. and current Chairman, David W. Kemper. At its meeting on February 8, 2013, the Board amended the Bylaws to permit, but not require, the separation of the positions of Chairman and Chief Executive Officer. At the present time the Board has determined that David Kemper should retain the positions of both Chairman and Chief Executive Officer.
Because the roles of Chairman and Chief Executive Officer are currently combined, the Chairman of the Committee on Governance/Directors serves as the Lead Director of the Board. The purpose and effect of this designation is to establish leadership in the Board room during the executive sessions of the non-employee Board members. Non-independent directors and other officers of the Company are excused for a portion of every Board meeting for the executive sessions of the independent directors.
The Company and Commerce Bank are subject to examination by the Federal Reserve and the Missouri Division of Finance (the "MDOF"). Examinations are directed to compliance with various laws and regulations, and an assessment of how the Company, Commerce Bank and their subsidiaries manage credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputational risk. To manage these risks the Company management utilizes various risk committees including, without limitation, the followng: Asset Liability Committee, Enterprise Risk Management Committee, Trust Risk Committee, Credit Policy Committee, Consumer Risk Committee, Information Security Strategy Board, Fraud Risk Committee, Secondary Market Oversight Committee, and Operational Risk Committee. As indicated below, the Audit and Risk Committee monitors the Company’s risk management process.
The Board and Audit and Risk Committee regularly review the Reports of Examination from the Federal Reserve and MDOF. The Audit and Risk Committee periodically meets with officers and examiners of the Federal Reserve and MDOF. Regular presentations are made to the Board and the Audit and Risk Committee by the Chief Financial Officer, the Chief Credit Officer and Chief Risk Officer of the Company and include matters noted in the Reports of Examination.
Committees of the Board
The Board has four committees, three of which (the Audit and Risk Committee, the Compensation and Human Resources Committee, and the Committee on Governance/Directors) are standing committees that meet at least once per year. The Audit and Risk Committee, the Compensation and Human Resources Committee, and the Committee on Governance/Directors are comprised solely of non-employee, independent directors in accordance with NASDAQ listing standards. The members of the Compensation and Human Resources Committee are also "non-employee directors" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The charter for each committee is available online as noted herein. The charters are also available in print to any shareholder who makes a request of the Secretary of the Company. Pursuant to the Company’s Bylaws, the Board has established an Executive Committee to meet as necessary. The Executive Committee does not have a charter and consists of both independent, non-employee directors and employee directors.
The Executive Committee is comprised of David W. Kemper, John W. Kemper, Jonathan M. Kemper, Benjamin F. Rassieur, III, and Andrew C. Taylor. The table below shows the current membership of the standing committees of the Board:

Audit and Risk	Compensation and Human Resources	Governance/Directors
Terry D. Bassham	Terry D. Bassham	Earl H. Devanny, III
John R. Capps	Earl H. Devanny, III*	W. Thomas Grant, II
Karen L. Daniel	W. Thomas Grant, II	Benjamin F. Rassieur, III
Benjamin F. Rassieur, III*		Andrew C. Taylor**
Todd R. Schnuck
Kimberly G. Walker
_______________________________________

*	Committee Chairman
** Committee Chairman and Lead Director
James B. Hebenstreit, who retired effective January 26, 2018, served on the Executive Committee, the Audit and Risk Committee, and on the Committee on Governance/Directors (Chairman) during 2017.

Audit and Risk Committee
The Company has a separately designated standing Audit and Risk Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. In 2017, the Audit and Risk Committee had six members and met four times. The Audit and Risk Committee is comprised solely of independent, non-employee directors, and is chaired by Mr. Rassieur. The Board has determined that Ms. Daniel and Mr. Schnuck are each an “Audit and Risk Committee financial expert” as required by the SEC and Mr. Bassham is an "Audit and Risk Committee risk expert" as required by Regulation YY. As a regulated financial company, risk evaluation is inherent in overseeing the Company’s financial reporting processes, and the Company’s compliance with legal and regulatory requirements. For that reason, the Audit and Risk Committee is the primary vehicle for risk oversight by the Board and reviews reports from legal, audit, compliance, credit review, corporate finance and the Enterprise Risk Management Committee at each of its meetings. The charter of the Audit and Risk Committee may be found on the Company’s website at www.commercebank.com/about-us/social-responsibility/corporate-governance.
The Audit and Risk Committee’s responsibilities, discussed in detail in the charter, include monitoring and oversight over:

•	The internal control over financial reporting of the Company and the audits of its financial statements;

•	The independent auditor's qualification and independence;

•	The performance of the Company's internal audit function and independent auditors;

•	The internal audit director's impartiality and independence;

•	Compliance by the Company with legal and regulatory requirements;

•
The Company's risk management governance structure and risk management framework, including the strategies, policies, and processes established by management to identify, assess, measure, and manage major risks facing the Company; and

•	The performance of the Company's internal credit review function.
Additional information on the activities of the Audit and Risk Committee is provided in the section entitled Audit and Risk Committee Report.

Compensation and Human Resources Committee
The Compensation and Human Resources Committee met once in 2017. The Compensation and Human Resources Committee is comprised solely of independent, non-employee directors. The charter of the Compensation and Human Resources Committee may be found on the Company’s website at www.commercebank.com/about-us/social-responsibility/corporate-governance.
The Compensation and Human Resources Committee’s responsibilities, discussed in detail in the charter, include the following:

•	Establishing the Company’s general compensation philosophy and overseeing the development and implementation of executive and senior management compensation programs;

•	Reviewing and approving corporate goals and objectives relevant to the compensation of executives and senior management;

•	Reviewing the performance of executives and senior management;

•	Determining the appropriate compensation levels for executives and senior management; and

•	Making recommendations to the Board with respect to the Company’s incentive plans and equity-based plans.
The Compensation and Human Resources Committee’s processes for considering and determining executive compensation are described under the heading “Compensation and Human Resources Committee Processes” in the section entitled Compensation Discussion and Analysis.
Committee on Governance/Directors
The Committee on Governance/Directors met once in 2017. The Committee on Governance/Directors is comprised solely of independent, non-employee directors. The charter of the Committee on Governance/Directors may be found on the Company’s website at www.commercebank.com/about-us/social-responsibility/corporate-governance.
The Committee on Governance/Directors’ responsibilities, discussed in detail in the charter, include the following:

•	Evaluating proposed candidates for directorship in the Company;

•	Evaluating Board performance;

•	Establishing the agenda for the annual meeting of shareholders;

•	Evaluating the quality of the information and analysis presented to the Board and standing committees;

•	Assessing the independence of directors; and

•	Evaluating the performance of the Company relative to corporate governance matters.
The Chairman of the Committee on Governance/Directors serves as the Lead Director of the Board and chairs the Board’s Executive Sessions.
With respect to its recommendations of prospective candidates to the Board, the Committee on Governance/Directors may establish the criteria for director service and will consider, among other things, the independence of the candidates under applicable standards and such experience and moral character as to create value to the Board, the Company and its shareholders. With respect to incumbent candidates, the Committee on Governance/Directors also considers meeting attendance, meeting participation and ownership of Company stock. The criteria and selection process are not standardized and may vary from time to time. Relevant experience in business, government, the financial industry, education and other areas are prime measures for any nominee. Board diversity is a consideration, but is not the subject of a specific Board policy. The Board has approved the Corporate Social Responsibility Report, referenced above under “Corporate Governance Guidelines,” and adheres to the diversity guidelines contained in such report. The Committee on Governance/Directors will consider individuals for Board membership that are proposed by shareholders in accordance with the provisions of the Company’s Bylaws. A description of those provisions can be found under “Shareholder Proposals and Nominations” below. The Committee on Governance/Directors will consider individuals proposed by shareholders under the same criteria as all other individuals.
Typically, by the end of January of each year, the Committee on Governance/Directors meets and makes its recommendations to the Board of its proposed slate of Directors for the class of directors to be elected at the next annual meeting; the date, time and place of the annual meeting; and the matters to be placed on the agenda for the annual meeting. At its meeting on January 9, 2018, the Committee on Governance/Directors determined its nominees for the Class of 2021. All of the nominees for the Class of 2021 are current directors standing for re-election.
Shareholder Proposals and Nominations
If a shareholder intends to present a proposal for consideration at the Company’s annual meeting to be held on April 17, 2019 and have the proposal included in the Company's proxy statement, the proposal must be in proper form pursuant to SEC Rule 14a-8 and must be received by the Secretary of the Company at its principal offices no later than November 9, 2018.
Shareholder nominations for directors and shareholder proposals that are not presented pursuant to SEC Rule 14a-8 must comply with the Company’s Bylaws. In order to be considered, shareholders must provide timely notice to the Secretary. To be timely, the notices for the April 17, 2019 annual meeting must be received by the Secretary no later than February 16, 2019 nor before January 17, 2019. The notice must contain the name and record address of the shareholder, and the class or series and the number of shares of Company capital stock owned beneficially or of record by the shareholder.
Any notice proposing to nominate a director must also provide a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) or shareholder proposal is made; and a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the person named in the notice. The notice must also set forth as to each person the shareholder proposes to nominate for election as a director the name, age, business and residence address of the nominee; the principal occupation or employment of the nominee; the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the nominee; and any other information relating to the nominee or the nominating shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act. Lastly, the notice must also be accompanied by a written consent of each proposed nominee to be named a nominee and to serve as a director if elected.
If the notice is for a shareholder proposal, the notice must also set forth a brief description of the business to be brought before the meeting, the reasons for conducting such business at the meeting, any material interest of such shareholder in such business, and a representation that the stockholder intends to appear in person or by proxy at the Annual Meeting to bring the business before the meeting.
Transactions with Related Persons
The Board of Directors has adopted a Related Party Transaction Policy (“Policy”). The purpose of the Policy is to establish procedures for the identification and approval, if necessary, of transactions between the Company and any director, nominee for director, beneficial owner of more than 5% of the Company’s securities, executive officer or any person or entity deemed related to any of the foregoing (“Related Party”) that are material or not in the ordinary course of business.

The Policy may be found on the Company’s website at www.commercebank.com/about-us/social-responsibility/corporate-governance. The Policy is intended to identify all transactions with Related Parties where payments are made by the Company to or for the direct or indirect benefit of a Related Party. The procedures, discussed in detail in the Policy, include the following:

•	The collection and maintenance of a Related Party list derived from the records of the Company and the responses to an annual Questionnaire completed by directors and executive officers;

•	The distribution of the list to the appropriate officers and employees of the Company so that transactions with Related Parties may be identified;

•	A quarterly comparison of the list to payments made by the Company;

•	Preparation and delivery of a report to the General Counsel of the Company for review, analysis and an initial determination of whether the transaction is material and falls within the Policy; and

•
Referral to the Company’s Disclosure Committee, which consists of the Company’s Chief Risk Officer, Controller, Auditor and General Counsel, of any transaction that may be considered material and require approval or ratification by the Board of Directors or Audit and Risk Committee or disclosure in a proxy statement.

The Policy provides guidance for determination of materiality. The amount of the transaction, the application of any exemption or exclusion, the provisions of the Company’s Corporate Code of Ethics, and general principles of corporate transparency may be considered. The Policy deems certain transactions exempt and pre-approved, including compensation paid for service as a director or executive officer, transactions involving depositary or similar payment services, transactions that are the result of a competitive bidding process, and transactions arising solely from the ownership of the Company’s equity securities. The Policy provides further guidance to the Board or Audit and Risk Committee in regard to the approval or ratification of the transaction and prohibits the participation by a Related Party in the discussion, approval or ratification of a transaction.
Pursuant to the application of the Policy, the following transactions were identified:

•
It was determined that Messrs. David W. Kemper, John W. Kemper and Jonathan M. Kemper are shareholders and directors of Tower Properties Company (“Tower”), and Mr. Jonathan M. Kemper is the Non-Executive Chairman of the Board of Tower. Tower is primarily engaged in the business of owning, developing, leasing and managing real property. At December 31, 2017, Messrs. David W. Kemper, John W. Kemper and Jonathan M. Kemper together with members of their immediate families beneficially own approximately 66% of Tower. During 2017, the Company, or its subsidiaries, paid Tower $32,000 for leasing fees, $82,000 for operation of parking garages, $146,000 for property construction management fees and $1,954,000 for building management fees. The Company entered into a new contract with Tower effective January 1, 2018. The terms of the contract under which Tower is retained was reviewed and approved by the Audit and Risk Committee at its meeting on February 14, 2018 in accordance with the Policy.

•
During 2017, Commerce Bank paid a salary and other compensation of $134,567, and bonus of $17,954 to Charlotte Kemper, CTC Financial Planner Senior, daughter of Jonathan M. Kemper, niece of David W. Kemper, and cousin of John W. Kemper.

•
Various Related Parties have deposit accounts with Commerce Bank and some Related Parties also have a direct or indirect interest in other transactions with Commerce Bank, including loans in the ordinary course of business, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company, and did not involve more than normal risk of collectability or present other unfavorable features. Additionally, David W. Kemper purchased Missouri state tax credits from Commerce Bank in a face amount of $725,000 for a price of 95.75% of par, or $694,188; and Jonathan M. Kemper purchased Missouri state tax credits from Commerce Bank in a face amount of $625,000 for a price of 95.75% of par, or $598,438. The terms of the sales and the amounts paid by Messrs. David W. Kemper and Jonathan M. Kemper were the same as the terms of the sales and the amounts paid for similar tax credits by persons not related to the Company.

Section 16(a) Beneficial Ownership Reporting Compliance
Pursuant to Section 16 of the Exchange Act, the Company’s directors and certain executive officers are required to report, within specified due dates, their initial ownership of the Company’s Common Stock and all subsequent acquisitions, dispositions or other transfers of interest in such securities, if and to the extent reportable events occur which require reporting by such due dates. The Company is required to identify in its proxy statement whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. Based on a review, all of the Company’s directors and all executive officers subject to the reporting requirements satisfied such requirements in full, except for the following delinquencies which were filed on either Form 3, Form 4 or Form 5: for Michael J. Petrie, a delinquent Form 4 was filed to report the disposition of stock in an open market transaction; and for James B. Hebenstreit, a delinquent Form 4 was filed to report indirect stock holdings not previously reported.

Director Compensation
An employee of the Company or a subsidiary of the Company receives no additional compensation for serving as a director. Non-employee directors of the Company are required to participate in the Stock Purchase Plan for Non-Employee Directors (the “Director Plan”). Under the Director Plan, compensation payable to a non-employee director is credited to an account in the name of such director as earned and the Company contributes to the account of such director an additional amount equal to 25% of the compensation credited to the director’s account as additional consideration for the Director's participation in the Director Plan. As of the last business day of each month, the cash balance in a director's account is converted to whole shares of Common Stock of the Company based on the last sale price of the Company’s Common Stock as reported by the National Market System of NASDAQ on such date, or if no sale price is reported on such date, the next preceding day for which a sale price is reported. Any balance remaining in a director’s account is carried forward for investment in the next month.
As soon as practicable after the end of each year, the Company issues each non-employee director the number of shares of Company Common Stock credited to the director’s account and any cash balance in the account is carried forward for investment in the next year. If a director dies or ceases to be a non-employee director during the year, the Company will distribute to the director (or his or her beneficiary), as soon as reasonably practicable, the number of shares of Company Common Stock credited to the director’s account, along with any cash credited to the account. A participant in the Director Plan has no right to vote or receive cash dividends or any other rights as a shareholder with respect to shares credited to the participant’s account until such shares are actually issued.
Each non-employee director of the Company is paid the following amounts, as applicable (each adjusted to include the additional 25% contribution by the Company): an annual retainer of $20,000 (paid on a quarterly basis); a fee of $7,500 for attendance (in person or by phone) at each meeting of the Board of Directors; a fee of $1,000 for attendance (in person or by phone) at each meeting of a committee of which the director is a member; at the end of each calendar year, an additional annual fee of $50,000; and an annual fee of $10,000 for service as a committee chair. Changes to directors’ compensation are initiated by the Company's CEO and presented to the Compensation and Human Resources Committee. The Chairman of the Compensation and Human Resources Committee then presents any changes to the full Board of Directors for its approval.
The Company added a stock ownership requirement of $300,000 for non-employee directors in 2017. All standing non-employee directors as of December 31, 2017 have met this requirement. Ms. Daniel and all other future directors will have 5 years from the election date to meet the stock ownership requirement.

Compensation earned during 2017 by the non-employee directors of the Company for their service as directors is listed in the table below.

	Fees Earned or Paid in Cash (1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and NQDC Earnings	All Other Compensation	Total
Name	$	$	$	$	$	$	$
Terry D. Bassham	$55,000	$—	$—	$—	$—	$—	$55,000
John R. Capps	54,000	—	—	—	—	—	54,000
Earl H. Devanny, III	59,500	—	—	—	—	—	59,500
W. Thomas Grant, II	52,000	—	—	—	—	—	52,000
James B. Hebenstreit	61,500	—	—	—	—	—	61,500
Benjamin F. Rassieur, III	55,000	—	—	—	—	—	55,000
Todd R. Schnuck	53,000	—	—	—	—	—	53,000
Andrew C. Taylor	43,500	—	—	—	—	—	43,500
Kimberly G. Walker	54,000	—	—	—	—	—	54,000
_______________________________________

(1)
Fees earned were credited to the Director Plan and converted to shares of the Company’s Common Stock during 2017. In January 2018, the following number of shares were issued to the non-employee directors: Mr. Bassham — 1,005 shares; Mr. Capps — 987 shares; Mr. Devanny — 1,084 shares; Mr. Grant — 951 shares; Mr. Hebenstreit — 1,121 shares; Mr. Rassieur — 1,003 shares; Mr. Schnuck — 967 shares; Mr. Taylor — 788 shares; and Ms. Walker — 987 shares.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This section provides information regarding the compensation programs for our chief executive officer ("CEO"), chief financial officer (“CFO”), and three most highly compensated other executives (collectively, our "Named Executive Officers" or “NEOs”), including the overall objectives of our compensation program and what it is designed to reward, each element of compensation that we provide, and an explanation of the reasons for the compensation decisions we have made regarding these individuals with respect to 2017. Our NEOs for 2017 were as follows:

Name	Title
David W. Kemper	Chairman and CEO
Charles G. Kim	Executive Vice President and CFO
John W. Kemper	President and Chief Operating Officer (COO)
Kevin G. Barth	Executive Vice President
Jonathan M. Kemper	Vice Chairman

Our Compensation Philosophy
The Company's compensation philosophy is to provide a total compensation program that is competitive with the market for bank holding companies in geographic proximity, of a comparable asset size, or those financial institutions considered to be a direct competitor for any of our lines of business in order to attract and retain top performers. In doing so we strive to:

•	Align interests of our executive officers with the long-term interests of our shareholders;

•	Provide reward systems that are credible, consistent with our core values and appropriately structured so as not to encourage undue risk; and

•	Reward individuals for results rather than on the basis of seniority, tenure, or other entitlement.

Compensation and Human Resources Committee Processes
Our Compensation and Human Resources Committee (the “Committee”) meets annually to review the performance of the Executive Management Committee (the “EMC”) and the total compensation program for this group of individuals. The NEOs are all part of the EMC. During this review process the Committee considers a number of factors and data to determine appropriate compensation for the CEO and other NEOs. The Committee noted that the advisory "Say on Pay" shareholder vote for 2017 compensation resulted in 90% approval. The Committee considered the result of the "Say on Pay" vote and determined that the principles on which the Committee's compensation decisions are based are appropriate.
Benchmarks
For all NEOs, the Committee reviewed market survey data compiled by Willis Towers Watson, an outside consulting firm retained by the Committee. The market survey utilized in the compilation was the Willis Towers Watson 2016 Financial Services Executive Compensation Survey (the "Willis Towers Watson Survey"). In order to get the best data match possible, three groupings of data from that survey were used: data for the total sample of financial services companies participating in the survey; data for financial services companies with asset size from $15-$60 billion to more accurately compare against our bank size; and data for a Commercial Bank grouping including those financial institutions considered to be peer banks (the "NEO Peer Group"). Banks included in the NEO Peer Group were determined by first selecting those banks included in the 19 peer banks used in the return on equity element of the Company's Executive Incentive Compensation Plan ("EICP") that participated in the Willis Towers Watson Survey. Since not all 19 peer banks participated in the Willis Towers Watson Survey, to that reduced group of participants we added banks similar to our asset size to ensure a sufficient sample to obtain data for all of the benchmark jobs. We feel the broader view of data helps us determine the most appropriate benchmark data when attempting to reflect the diverse responsibilities of our NEO's. The final grouping - the NEO Peer Group - consisted of the following 17 companies:

Associated Banc-Corp	Comerica
Cullen/Frost Bankers, Inc.	Everank Financial Corporation
First Citizens Bank	Fulton Financial
Huntington Bancshares	Iberia Bank
KeyCorp	M&T Bank
MB Financial	People's Bank
Private Bancorp	SVB Financial
Synovus Financial Corporation	Umpqua Bank
Webster Bank
The companies included in the NEO Peer Group may change from year to year as it is driven by the companies that participate in the Willis Towers Watson Survey for the particular positions and year.
Each NEO's responsibilities were individually compared to job descriptions in the Willis Towers Watson Survey in order to best align roles with compensation levels of comparable executive officer positions for the companies included in the Willis Towers Watson Survey. The input of Willis Towers Watson was limited to ensuring a sufficient sample size for the NEO Peer Group to provide data for each of the positions previously matched by Willis Towers Watson. The Committee did not use any other outside compensation consultants in determining or recommending any amount or form of compensation for our NEOs. For 2017, the Company paid Willis Towers Watson approximately $185,000 for non-executive compensation market surveys available to other financial services companies, and other compensation and benefits related consulting projects.
Performance Reviews
Each of our executive officers performs an annual self-review of previous year performance and sets goals for the upcoming year. Performance reviews are then conducted for each of the NEO's other than the CEO, and results of the performance reviews are discussed and recommendations as to their compensation are presented to the Committee. The Committee evaluates these recommendations and conducts the performance review of our CEO. The performance review of our CEO is based on the financial performance of the Company, growth in the human capital of the organization, and the Company’s overall management of risk. The Committee discusses the CEO's performance review and determines the final rating without the CEO being present.
The CEO and all NEOs are evaluated against the measurements within our annual bonus formula, which include net income, revenue and relative performance to peers. The targets and results of the measurements are based on corporate-wide results. The CEO and all other NEOs have the same corporate goals and all are measured against the final results. In addition to the corporate-wide measures, each executive is evaluated on his individual areas of responsibility and against the objectives outlined in his performance review. The individual performance and contribution criteria may include:

•	overall job knowledge and technical skills;

•	alignment of personal behavior with our company core values;

•	achievement of financial metrics related to a specific line of business;

•	achievement of defined operational goals;

•	contribution to special projects;

•	management of risk;

•	development of people within their respective team;

•	effective communication practices;

•	ability to solve problems effectively; and

•	assumption of new responsibilities.
Setting Compensation
Based on the performance evaluations, an analysis of total compensation against the benchmark data, and a review of the Company's goals and objectives, the Committee approves, and reports to the Board of Directors its decisions regarding the base salary (effective April 1), annual cash incentive compensation targets and long-term equity awards for our executive officers for the current year, as well as cash incentive compensation earned for the prior year and vesting in prior long-term equity awards. The Committee's decisions generally occur during January and the Committee presents their approvals to the Board of Directors at the next regularly scheduled meeting, which generally occurs in late January or early February. All equity award agreements were granted as of January 31, 2017, the date the Committee approved the awards, using the fair market value of the Company's stock (restricted stock) or Black Scholes valuation (stock appreciation rights) at the close of that business day.

The process includes a review by the CEO of the benchmark data for the other NEOs prior to the Committee meeting. The outside benchmark data for the other NEOs are reviewed to assess current market data on base salary, annual cash incentives and long-term equity awards. The benchmark data is compared to each of the other NEO's current compensation as detailed on the tally sheets described below. The CEO details the compensation data and discusses the reasons for his recommendations for the other NEOs during the Committee meeting. A Committee member presents the Committee’s approvals for executive officer compensation to the full Board of Directors.
There is no policy for the allocation between cash and non-cash or annual and long-term compensation. Instead, the Committee determines the allocation of each component of compensation based on the role of each executive officer in the Company, performance evaluations, the benchmark data, and knowledge of our local markets. Generally, the percentage of compensation tied to the annual cash incentive and long-term equity awards increases as the responsibilities of the executive officer and his or her ability to affect Company performance increase.
In setting the 2017 salary and 2017 bonus opportunity, and awarding the Current Year Stock (defined below) award in 2017 and the Long Term Restricted Stock (defined below) award in 2017, the Committee compared the annualized rate of salary in effect on December 31, 2016, annual cash incentive paid in 2016, and long-term equity awards made in 2016 (based on date of grant value) individually and in the aggregate (the "Benchmarked Compensation") to the average compensation level of the benchmark data for the applicable position. Elements of compensation are not designed to be at the same benchmark data percentile for each NEO, and are not intended to equal any particular percentile of the applicable benchmark data. The Committee then considers each individual’s performance, experience, specific job requirements and the contribution of that job to the Company’s success, and then makes subjective adjustments as appropriate in setting salary effective as of the following April 1, the Current Year Stock award, the bonus opportunity for the current year (payable the following year) and the next formulation for making Long Term Restricted Stock awards. The Willis Towers Watson Survey was used for all NEOs, as a comparison for each component of compensation and for the aggregate of all such components. The Committee determined that all NEO's compensation components, both at the individual and aggregate levels, were appropriate compared to the applicable the benchmark data for each respective NEO's position, except in the case of John Kemper whose bonus opportunity was increased based on the benchmark data. Realized and unrealized equity compensation gains and vesting of prior equity grants are not considered by the Committee when establishing compensation. The factors used to determine base salary, annual cash incentives, and long-term equity awards are discussed in more detail under the heading “Elements of Compensation” below. The Committee reviewed tally sheets during the process to set compensation for our executive officers for 2017. The tally sheets were included in the packet of data that was sent to the Committee for review prior to the meeting and used during the meeting for discussion purposes. The tally sheets were used as tools for review of total compensation comparison of the NEOs and included information such as:

•	Base salary for 2015 and 2016;

•	Bonus information for 2015 and 2016;

•	Restricted Stock awards with specific grant date value for 2015 and 2016;

•	Stock Appreciation Rights information with specific grant date value for 2015 and 2016;

•	Change in pension value; and

•	Details on all other compensation by category.
If our financial statements were to be restated or adjusted in a manner that would have reduced the size of a prior incentive award, the Committee will consider that information when determining future compensation.

Elements of Compensation
As shown in the chart below, we have four main elements of Compensation:The percentage ranges in the chart above are based on the total compensation values for the last three years and do not necessarily correspond to, and are not a substitute for, the values disclosed in the Summary Compensation Table and supplemental tables.

Annual Cash Compensation	Base Salary	• Objective: Recognizes individual value for overall responsibilities • Generally represents 23-31% of total compensation for named executive officers
	Annual Bonus	• Objective: Rewards achievement of the Company's annual financial targets • Generally represents 24-29% of total compensation for named executive officers
Long-Term Stock Compensation	Restricted Stock	• Objective: Supports succession planning, retention and aligns individual rewards with the interests of shareholders • Participation is selective and limited to those who can most directly influence Company success • Generally represents 33-41% of total compensation for named executive officers • Awards are determined annually; cliff vesting after term of up to ten years.
	Stock Appreciation Rights (SARs)	• Objective: Supports retention and aligns individual rewards with the interests of shareholders • Generally represents 7-9% of total compensation for named executive officers • Exercise price equal to fair market value of underlying stock • Awarded annually with vesting over four years of a ten year term

Base Salary
Base salary is a fixed element of annual compensation on which our executive officers may rely. Base salary reflects the external market value of a particular position based on the experiences and qualifications that an individual brings to the position. Base salary levels for our NEOs were compared against the median base salary of the benchmark data to determine whether salary levels are appropriate. Factors included in the comparison of base salaries of our NEOs to those in the benchmark data included the relative size of companies, financial performance (both currently and over a period of time), and the experience and responsibility of the individuals. The Committee does not assign a weight to any particular factor.
Annual Cash Incentive Compensation
In furtherance of the Company's pay for performance philosophy, the EICP is a short-term cash incentive plan to reward our executive officers for the achievement of Company annual performance goals. There were no changes made to the factors included in the formula for all the calculation of incentives for the NEOs. Therefore, in awarding 2017 annual cash incentives, the factors considered by the Committee were net income, revenue, and adjusted return on equity.
Our NEOs are eligible to receive an annual cash incentive equal to a percentage of their base salary. The target annual cash incentive percentage for each NEO is compared each year by the Committee to the target percentage level of the annual cash incentive component of the benchmark data mentioned previously for the applicable NEO. The Committee then determines the appropriateness of the target annual cash incentive percentages based on individual performance, experience, specific job requirements and contribution of the job to the Company's success to arrive at a target percentage. The target annual cash incentive percentages for 2017 were the same as they were in 2016 for all NEOs, except for John Kemper whose 2017 bonus target was increased to 85% based on the benchmark data (as compared to his previous target of 75%).
The target annual cash incentives as percentages of base salary for our NEOs in 2017 were as follows:

Name	Target Percentage
David W. Kemper	100%
Charles G. Kim	60%
John W. Kemper	85%
Kevin G. Barth	60%
Jonathan M. Kemper	65%
In determining the amount of annual cash incentives to be paid under the EICP in 2018 for 2017 performance, the Committee weighted the components of the Company Performance Factor as follows:

•
60% based on actual net income of $310 million with the payout percent determined on a scale which targeted $268 million as the 100% payout level. For the net income component there is a 1% decrease in payment for each $1 million below target down to $243 million and a 1.3% decrease in payment for each $1 million below $243 million. There is no net income component allocation for net income below $205 million. For net income exceeding the 100% level there is a 2.5% increase for each $1 million above $268 million up to $280 million; a 5% increase for each $1 million above $280 million up to $292 million; and a 10% increase above $292 million up to a maximum of $293 million;

•
20% based on actual revenue results of $1.245 billion with the payout percent on a scale of 0% to 120%, with achievement of target revenue of $1.193 billion resulting in 120% payout. The payout percent increases/decreases by 5% for every 1% that actual revenue results fall above or below target; and

•
20% based on a comparison of adjusted return on equity measured against 19 pre-established peer banks. If the Company's adjusted ROE (performance assessed using end of 3Q data) is at or above the 75th percentile, 100% is credited for this factor; if the Company's adjusted ROE is above the 50th percentile but below the 75th percentile, 75% is credited for this factor; if the Company's adjusted ROE is above the 25th percentile but below the 50th percentile, 50% is credited for this factor; and if the Company's adjusted ROE is below the 25th percentile, 25% is credited for this factor. For 2017 the Company's adjusted ROE exceeded the 75th percentile compared to the peer banks.

The 19 peer banks for the return on equity element were:

Associated Banc-Corp	BankUnited, Inc.
BOK Financial Corporation	Cullen/Frost Bankers, Inc.
First Horizon National Corporation	F.N.B Corporation
Fulton Financial Corporation	Hancock Holding Company
IBERIABANK Corporation	Investors Bancorp, Inc.
MB Financial, Inc.	Prosperity Bancshares, Inc.
Synovus Financial Corp.	TCF Financial Corporation
UMB Financial Corporation	Umpqua Holdings Corporation
Valley National Bancorp	Webster Financial Corporation
Wintrust Financial Corporation

For purposes of the EICP:

•	Net income means the amount of net income available to common shareholders of the Company for the year as set forth in our Income Statement;

•	Revenue means the Company’s net interest income and non-interest income (including securities gains/losses);

•	Adjusted return on equity means year to date net income divided by the product of year to date average assets multiplied by 10%; and

•	The Committee retains discretion to reduce any annual cash incentive prior to payment.
For example: Assume for 2017 that an NEO's base salary was $240,000; target annual cash incentive percentage was 60% or $144,000; actual net income was $310 million; adjusted ROE was above the 75th percentile compared to the peer banks; and actual revenue was 4.5% above target. The net income percentage would be 200%, the calculation for the performance relative to peers factor would be 100%, and the revenue percentage would be 120%. Therefore, the annual incentive compensation for the officer would be:

$144,000 * [(60% * 200%) + (20% * 120%) + (20% * 100%)] = $236,160
For 2017 performance, the calculated payout was 164% of target for all NEOs.

Long-Term Equity Awards
Stock appreciation rights (“SARs”) and restricted stock grants have been awarded in two separate ways described below to provide our executive officers with long-term equity awards that more closely align their interests with the interests of our shareholders, and for retention purposes. The 2005 Equity Incentive Plan, which was approved at the 2005 Annual Meeting of Shareholders and reapproved at the 2017 Annual Meeting of Shareholders, provides for the issuance of equity-based awards, including stock options, SARs, restricted stock and restricted stock units, and performance shares and performance units. In 2017, restricted stock awards and SARs were granted to our executive officers to provide both immediate value (restricted stock) and value at risk (SARs). The Long-Term Restricted Stock, Current Year Restricted Stock and Current Year SARS (as defined below) are listed in the "Grants of Plan-Based Awards in 2017" table and were granted on the same date. The number of shares listed in the table is the result of restating the grants to include the 2017 5% stock dividend thereon. The number of shares listed below is the number approved by the Committee without any restatement for stock dividends.
First, there is an annual equity award consisting of restricted stock, for longer-term profit growth (the "Long Term Restricted Stock"), given to NEOs and other select Company officers each year using the following formula: 35% of the average annual cash incentive target for the officer for the three prior years, multiplied by the average Company Performance Factor for the three prior years. The number of shares granted is determined by dividing the value derived by that formula by the closing price of CBSH stock on the grant date. This formula was determined by the Committee in past years for long-term performance and the formula did not change in 2017. The Long Term Restricted Stock award vests at the end of five years from the date of grant, except that in the case of the NEOs and other members of the Company's executive management committee, if and only if the Company has cumulative positive net income for the period beginning on January 1 of the year of the grant and ending on the December 31 that next precedes the date the award would otherwise vest. For example: the Company Performance Factors for 2016, 2015 and 2014 were 118%, 99.5%, and 101.5%, respectively. Therefore, the three-year average Company Performance Factor in 2017 was 106.3%. If the NEO's three-year average annual cash incentive target was $100,000, the officer would receive restricted stock in 2017 equal to $37,205 ($100,000 * 35% * 106.3%). The Long Term Restricted Stock awards made to our NEOs during 2017 based on this formula were: David Kemper: 6,217 shares; Charles Kim: 1,732 shares; John Kemper: 2,612 shares; Kevin Barth: 1,732 shares; and Jonathan Kemper: 2,084 shares. The Committee retains discretion to reduce any such award until it is actually granted.
Second, the Committee also issues to our NEOs equity-based awards on an annual basis. In 2017, 75% of the annual stock grant was awarded as restricted stock (the "Current Year Restricted Stock") and 25% of the annual stock grant was awarded as SARs (the "Current Year SARs"). These awards are not based on any set formula and are treated as being part of base compensation, although the Committee has full discretion to reduce or eliminate any such award and vesting may be conditioned upon Company performance, as well as other factors. These awards are in the form of restricted stock or SARs in order to align our NEOs' interest with those of our shareholders. These shares reflect the performance of the Company's stock because their value is based on the stock's fair market value (restricted stock) or Black Scholes valuation (SARs). The value of the annual stock grant is generally intended to remain fairly constant from year-to-year, but is adjusted as a result of the process described in the next paragraph. The value of the Current Year Restricted Stock award is determined by multiplying the annual stock grant value by 75%. The number of shares of restricted stock is then determined by dividing the amount by the closing price of CBSH stock on the grant date. The value of the Current Year SARs is determined by multiplying the annual stock grant value by 25%. The number of SARs is then determined by dividing that amount by the Black Scholes valuation on the grant date. In order to provide a retention incentive, each Current Year Restricted Stock award has a vesting period such that the entire grant vests four years from the date of the grant. The Current Year SARs have a vesting period such that one fourth of the award vests on the first, second, third and fourth year anniversaries of the grant date. All restricted stock will vest if and only if the Company has cumulative positive net income for the period beginning on January 1 of the year of grant and ending on the December 31 that precedes the date the award would otherwise vest. The Current Year Restricted Stock awards made to our NEOs in 2017 were: David Kemper: 23,620 shares; Charles Kim: 4,050 shares; John Kemper; 8,623; Kevin Barth: 4,050 shares; and Jonathan Kemper: 6,581 shares. The Current Year SARs awarded to our NEOs in 2017 were: David Kemper: 36,337 shares; Charles Kim: 6,231 shares; John Kemper: 13,266 shares; Kevin Barth: 6,231 shares; and Jonathan Kemper: 10,125 shares. The Committee retains discretion to reduce any such award until it is actually granted.
The starting point for determining the value of the annual stock grant is the value of the grant awarded for the prior year. The Committee then considers whether subjective adjustments are appropriate based on: subjective evaluation of the NEO's overall individual performance and experience; specific requirements of the NEO's job and the contribution of the NEO's job to the Company's success; and a comparison to the benchmark data. The benchmark data comparison is performed by comparing the sum of the targeted Long Term Restricted Stock award value (based on an assumed average 100% Company Performance Factor for the three years) for the current year and the value of the annual stock grant that was awarded for the prior year for each person (which sum is the "Possible Award") to current market data for the average equity portion of the benchmark data compensation for that person's position. The value of both awards was determined based on the Company's current stock price or Black Scholes value at grant date multiplied by the number of assumed shares. The value of the annual stock grant awarded to each NEO was not changed for 2017 in comparison to 2016, except David Kemper whose award value increased to $1,780,329 from $1,530,329 based on the benchmark data and John Kemper whose award value increased to $650,000 from $550,000 based on the benchmark data. The awards are not designed to be at the same benchmark data percentile for each NEO, and are not designed to equal any particular percentile of the applicable benchmark data. The Committee also considered stock/SAR grant practices of the companies used in the benchmark data, the level of FASB ASC Topic 718 expense that the Company will incur, and expected long-term Company performance. The holders of restricted stock will receive cash dividends declared by the Company prior to the vesting date. Stock dividends will accrue and vest according to the terms of the award. The award agreements include provisions to contractually prohibit a recipient of an equity award from short selling Company stock or engaging in any derivative transaction with respect to Company stock for purpose of hedging or otherwise.
In 2017, the Committee also approved special stock grants for three of our NEOs for retention purposes. The restricted stock awarded to each of these NEOs was: Charles Kim 8,844 shares; John Kemper 17,689 shares; and Kevin Barth 8,844 shares.
Allocation of Elements of Compensation
The compensation elements for our CEO for 2017 were allocated as follows: 21% base salary, 34% annual cash incentive, and 45% long-term equity awards. On average, the compensation elements for our other NEOs for 2017 were allocated as follows: 24% base salary, 27% annual cash incentive, and 49% long-term equity awards. For purposes of the above calculations, the long-term equity awards were valued as of the grant date based on the fair market value of the underlying stock (restricted stock) or Black Scholes valuation (SARs). Other benefits, including Company allocations and contributions to benefit plans and perquisites, while not considered in determining these allocations, are provided to our executive officers in order to offer a total compensation package that is competitive in the marketplace.
Other Benefits
Restated Retirement Plan
The Company maintains the Commerce Bancshares Restated Retirement Plan (the “Retirement Plan”). The Retirement Plan provides benefits based upon earnings, age and years of participation. Our NEOs, except John Kemper, were participants in the Retirement Plan during 2017. See “Executive Compensation — Pension Benefits Narrative” of this Proxy Statement for a description of the Retirement Plan and our NEOs’ benefits under the plan.

Executive Retirement Plan
Effective January 1, 1995, the Company maintains the Commerce Executive Retirement Plan (“CERP”), a nonqualified plan established to provide benefits to a select group of executives on compensation in excess of the allowable amount under the Company’s Retirement Plan and 401(k) plan. See “Executive Compensation — Pension Benefits Narrative” of this Proxy Statement for a description of the CERP, including a discussion of the 2010 amendment that eliminated any future cost of living increases.
If a participant has no CERP benefit other than a grandfathered Pre-2005 CERP Benefit, then such benefit is paid in the same form as payments are made from the Retirement Plan and will commence within one year following commencement of distributions from the Retirement Plan. Otherwise, the Pre-2005 benefit is paid in the same form and at the same time as the Post-2004 CERP benefit is paid. The Post-2004 CERP Benefit is payable either during the calendar year following the year separation from service occurs, or within 90 days following separation from service or disability, at the participant’s election. However, if the participant’s CERP benefits exceed $1,000,000, then the participant may receive payment within 90 days following the earlier of death or the year elected by the participant. Participants may elect to receive payment in a lump sum or over a period of up to 10 years.
The CERP is intended to be a part of participating executive officers’ total compensation. The CERP also provides equitable treatment to participants because it provides retirement benefits which are, as a percentage of total compensation, commensurate with the benefits provided to other employees of the Company.
Deferred Compensation
Our NEOs are eligible to participate in a nonqualified deferred compensation plan that is a part of the EICP. The EICP allows the officers to contribute a percentage of their annual cash incentive award under this plan and, therefore, defer income tax on these amounts. See “Executive Compensation — Nonqualified Deferred Compensation Narrative” of this Proxy Statement for a description of the deferred compensation plan. This benefit is not considered by the Committee in setting other compensation for our NEOs.
Perquisites
Our NEOs are eligible for personal use of the Company airplane (in accordance with our corporate airplane policy) and long-term care insurance, the premiums for which are paid by the Company. Our NEOs are also reimbursed for club dues as necessary for business purposes. All employees, including the NEOs, are covered under our health and welfare plans and the Company pays the premiums for basic life and long-term disability coverage and subsidizes the cost of other coverages. The value of all perquisites is determined and included as additional compensation to the NEOs without any gross up to compensate for accompanying taxes. Our use of perquisites as an element of compensation is limited and is largely based on our historical practices and policies. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.
Severance Agreements
In 1996, we entered into severance agreements with David Kemper, Jonathan Kemper and Charles Kim, and in 2003, we entered into a severance agreement with Kevin Barth. All of these agreements were restated in 2009 in connection with Code Section 409A. These agreements provide payments or benefits following the occurrence of both a change of control and a qualifying termination. Each NEO is eligible for a lump sum payment equal to three times average base salary and average annual bonus calculated over a five year period in the event of a qualifying termination. Each NEO would also be eligible for the continuation of certain benefits in the event of a qualifying termination. The agreements for the NEOs provide for the gross up attributable to excise taxes, and as a result of this provision none of the NEOs would have received a gross up payment had the qualifying termination occurred in 2017. We also entered into a severance agreement with John Kemper in January 2015, the terms and conditions of which are similar to the severance agreements with the other NEOs, with certain exceptions, including the elimination of the gross up attributable to the excise taxes. The Committee believes these agreements serve the best interests of the Company and its shareholders by ensuring that, if a change of control were ever under consideration, the NEOs would be able to advise the Board of Directors dispassionately about the potential transaction and implement the decision of the Board without being unduly influenced by personal concerns such as the economic consequences of possibly losing their jobs following a change of control. These agreements also provide an incentive for our NEOs not to seek other employment due to concern over losing their positions if a change of control were ever under consideration. At its February 10, 2012 meeting, the Board, by resolution, adopted a policy not to offer a gross up for taxes related to severance payments paid in connection with a change of control of the Company to any employee to whom the Company has not made such a commitment prior to the date of the resolution. Additional information regarding these severance agreements is found under the heading “Employment Agreements and Elements of Post-Termination Compensation” of this Proxy Statement.

Stock Ownership Guidelines
In order to continue to be eligible to receive long-term equity awards, our executive officers must meet stock ownership requirements as follows:

• Chairman	6 times base salary
• Vice Chairman	4 times base salary
• President	4 times base salary
• Executive Vice President	2 times base salary

Generally, an executive officer must achieve the applicable targeted ownership level within three years of being named an executive officer. As of December 31, 2017, each NEO exceeded his required share ownership level. Stock that will be considered in order to meet ownership guidelines includes all shares with respect to which the executive officer has direct or indirect ownership or control, including restricted stock (regardless of whether vested), and shares held in the executive officer's 401(k) plan account, but does not include unexercised stock options or SARs.
Impact of Accounting and Tax Treatment
Section 162(m) of the Code limits our ability to deduct annual compensation in excess of $1 million paid to our NEOs, and to any person who was an NEO after 2016. Prior to its amendment by the Tax Cuts and Jobs Act, the limitation of Section 162(m) generally did not apply to options and other compensation based on performance goals if certain requirements were met. Pursuant to a transition rule, such performance-based compensation will be deductible if paid pursuant to a written binding contract in effect on November 2, 2017 that is not subsequently modified. The Committee believes that the total compensation system for executives should be managed in accordance with the objectives outlined in this discussion and in the overall best interests of the Company’s shareholders. In those instances in which the limitations on deductibility under Section 162(m) conflict with our executive compensation philosophy and objectives or with what the Committee believes to be in the best interests of the shareholders, the Committee may authorize compensation which is not fully deductible for any given year. Therefore, it is anticipated that Section 162(m) will result in a portion of compensation not being deductible for the 2018 tax year and beyond.
The Company accounts for equity-based awards in accordance with FASB ASC Topic 718.
Recoupment Policy
In order to further align the interests of the Company’s Executive Management Committee, including the NEOs, with the interests of the shareholders and support good governance practices, the Board and the Committee have adopted a recoupment policy applicable to annual cash incentive compensation and long-term equity awards. As adopted in February, 2010, the policy generally provides that if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws as a result of misconduct or error (as determined by the Independent Directors), the Company may, in the discretion of the Independent Directors, take action to recoup from Executives all or any portion of an Incentive Award received by the Executive, the amount of which had been determined in whole or in part upon specific performance targets relating to the restated financial results, regardless of whether the Executive engaged in any misconduct or was at fault or responsible in any way for causing the need for the restatement. In such an event, the Company shall be entitled to recoup up to the amount, if any, by which the Incentive Award actually received by the Executive exceeded the payment that would have been received based on the restated financial results. The Company’s right of recoupment shall apply only if demand for recoupment is made not later than three years following the payment of the applicable Incentive Award.
For purposes of the policy:

(i)	“Executive” means an individual who, during any portion of the period for which the applicable financial results are restated, was a member of the Company’s Executive Management Committee.

(ii)
“Incentive Award” means any cash or stock-based award (including stock appreciation rights) under the Company’s Executive Incentive Compensation Plan or Equity Incentive Plan, the amount of which is determined in whole or in part upon specific performance targets, and that was granted on or after the date of adoption of the Recoupment Policy.

(iii)	“Independent Directors” means those members of the Board of Directors who are considered independent pursuant to NASDAQ listing requirements.
The Company may also dismiss or pursue other legal remedies against any Executive.
Incentive Compensation Risk Assessment
In November 2017, the Company engaged Willis Towers Watson to conduct an independent risk assessment of the 2017 incentive compensation programs in an effort to better understand potential risks that may be present in the design or administration of those programs. The Willis Towers Watson report was presented to the Committee in January 2018. Willis Towers Watson reviewed any compensation program that is linked to employee behaviors in both customer facing and non-customer facing roles that may have a material impact on the Company. They reviewed Executive Compensation and Non-Executive/Line of Business Plans. Their incentive risk assessment considers qualitative factors beyond incentive plan design, including the risk profile of the business area as well as governance and risk mitigation practices. The results of their independent risk assessment suggest that the Company’s incentive plans do not create risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT
The Compensation and Human Resources Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's annual report on Form 10-K and this Proxy Statement for filing with the SEC.
Submitted by the Compensation and Human Resources Committee of Commerce Bancshares, Inc. Board of Directors:

Earl H. Devanny, III, Chairman
Terry D. Bassham
W. Thomas Grant, II

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EXECUTIVE COMPENSATION
The following table summarizes the total compensation paid or earned by each of our NEOs for the fiscal years ended December 31, 2017, 2016 and 2015.
Summary Compensation Table

		Salary	Bonus	Stock Awards	Option Awards	Non- Equity Incentive Plan Compen- sation	Change in Pension Value and NQDC Earnings	All Other Compen- sation	Total
Name & Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
David W. Kemper,	2017	$975,874	$106,339	$1,686,640	$445,070	$1,500,000	$—	$158,048	$4,871,971
Chairman and CEO	2016	960,305	—	1,477,802	382,573	1,138,700	—	143,141	4,102,521
	2015	940,290	—	1,536,829	382,576	941,279	48,369	141,891	3,991,234
Charles G. Kim,	2017	460,132	—	826,738	76,315	456,084	53,410	56,207	1,928,886
Executive Vice President	2016	447,160	—	320,704	76,313	318,600	18,205	52,055	1,233,037
and CFO	2015	435,891	—	337,012	76,313	261,812	—	49,605	1,160,633
John W. Kemper,	2017	604,921	—	1,635,009	162,487	849,431	—	78,200	3,330,048
President and COO	2016	588,735	—	531,481	137,494	523,566	—	67,865	1,849,141
	2015	555,028	—	514,007	137,491	432,825	—	53,242	1,692,593
Kevin G. Barth,	2017	460,132	—	826,738	76,315	456,084	50,293	61,871	1,931,433
Executive Vice President	2016	447,160	—	320,704	76,313	318,600	17,310	57,695	1,237,782
	2015	435,891	—	334,865	76,313	261,812	—	81,707	1,190,588
Jonathan M. Kemper,	2017	503,407	—	489,819	124,015	538,615	102,015	66,082	1,823,953
Vice Chairman	2016	495,387	—	482,649	124,011	381,813	47,985	60,168	1,592,013
	2015	485,096	—	502,454	124,007	315,642	8,686	59,977	1,495,862
_______________________________________

(1)	2017 amount reflects a discretionary bonus.

(2)
Amounts reflect the aggregate grant date fair value of restricted stock awards (both Long-Term Restricted Stock and Current Year Restricted Stock) granted in fiscal years 2017, 2016, and 2015, computed in accordance with FASB ASC Topic 718.

(3)
Amounts reflect the aggregate grant date fair value of SARs awards granted in fiscal years 2017, 2016, and 2015, computed in accordance with FASB ASC Topic 718. Assumptions used in calculating the value of these awards are discussed in Note 10 to the consolidate financial statements in our 2017 Annual Report on Form 10-K.

(4)
Amounts reflect the cash incentive awards earned in fiscal years 2017, 2016, and 2015 and paid in the following year under the EICP, which is discussed in further detail under the heading “Annual Cash Incentive Compensation” in the section entitled Compensation Discussion and Analysis. Incentive awards elected to be deferred for 2017, 2016, and 2015, were as follows: Mr. Jonathan M. Kemper — $538,615, $381,813, and $315,642, respectively.

(5)
Amounts reflect the actuarial increase in the present value of benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. See “Pension Benefits Narrative” for further information regarding the Company’s pension plans. Decreases in the present value of benefits are shown as zero and may occur when the interest rate used in the calculation increases or when the participant becomes older than the normal retirement age. Mr. David W. Kemper had losses of $5,542 and $65,260 for 2017 and 2016, respectively. Messrs. Charles G. Kim and Kevin G. Barth had losses of $5,612 and $5,006, respectively, for 2015. For purposes of this calculation, John W. Kemper is not a participant in this portion of the pension plans.

(6)	All Other Compensation is comprised of the following amounts:

Name	Year	401(k) Match	Premiums for Group Term Life Insurance	Company CERP Credits	Tax Gross up (a)	Perquisites (b)	Total All Other Compensation
David W. Kemper	2017	$18,000	$6,858	$129,600	$—	$3,590	$158,048
	2016	18,000	6,858	115,041	—	3,242	143,141
	2015	18,000	6,858	113,325	—	3,708	141,891
Charles G. Kim	2017	18,000	2,322	35,774	—	111	56,207
	2016	18,000	2,322	31,267	—	466	52,055
	2015	18,000	1,242	30,289	—	74	49,605
John W. Kemper	2017	13,500	486	60,128	—	4,086	78,200
	2016	13,500	486	52,993	—	886	67,865
	2015	9,000	486	42,504	—	1,252	53,242
Kevin G. Barth	2017	18,000	2,322	35,774	—	5,775	61,871
	2016	18,000	2,322	31,227	—	6,146	57,695
	2015	18,000	2,322	35,491	23,233	2,661	81,707
Jonathan M. Kemper	2017	18,000	3,564	43,314	—	1,204	66,082
	2016	18,000	3,564	38,472	—	132	60,168
	2015	18,000	3,564	37,645	—	768	59,977
_______________________________________

(a)	2015 amount reflects an initiation fee reimbursement for a club membership which is used exclusively for business purposes.

(b)
Perquisites include personal use related to club dues, long-term care insurance premiums paid by the Company and personal use of the Company airplane. We calculated the incremental cost of personal airplane usage based on the cost of fuel, landing fees, trip-related hangar costs, and incremental crew expenses. We also include other airplane-related expenses incurred or accrued pro-rata based on actual number of miles flown because we believe, on average, it fairly approximates our incremental costs of individual trips.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the following information about the relationship of the annual total compensation of the employees and the annual total compensation of the CEO, Mr. David W. Kemper, is provided. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For 2017, the median of the annual total compensation of all employees of the Company (other than our CEO) was $54,058; and the annual total compensation of the CEO, as reported in the Summary Compensation Table above, was $4,871,971. Based on this information, for 2017 the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all employees was 90 to 1.
The Company selected its first payroll payment date occurring after September 30 as the date upon which to identify the “median employee”, because it provided a reasonably efficient and economical manner in which to make the determination. This first payroll payment occurred on October 6, 2017, which is within the last three months of 2017. As of October 6, 2017, the employee population consisted of approximately 4,755 individuals with all of these individuals located in the United States. This population consisted of full-time and part-time employees, temporary/seasonal employees, and did not include independent contractors.
To identify the median of the annual total compensation of all employees, excluding the CEO, as well as to determine the annual total compensation of the median employee and the CEO, the Company took the following steps:

•
The "median employee" was identified by using a Consistently Applied Compensation Measure (“CACM”), which consisted of the year-to-date amounts of salaries, incentives, overtime pay and those amounts relating to stock-based transactions as reflected in the payroll records. This CACM was applied to all the employees included in the calculation. Since all the employees are located in the United States, as is the CEO, no cost-of-living adjustments were made in identifying the "median employee."

•
Once the median employee was identified, all of the elements of such employee's compensation for 2017 were combined in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $54,058. The difference between the median employee's CACM and the employee's annual total compensation represents the value of group term life insurance and the Company's matching contribution to the employee's 401(k) savings plan.

•
With respect to the annual total compensation of the CEO, the 2017 amount reported in the "Total" column of the Summary Compensation Table above and incorporated by reference under Item 11 of Part III of the Company's Annual Report was used.

Grants of Plan-Based Awards in 2017

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
								Number of Shares of Stock or Units	Number of Securities Underlying Options
		Thres- hold	Target	Maxi- mum	Thres- hold	Target	Maxi- mum
Name	Grant Date	($)	($)(1)	($)	(#)	(#)	(#)	(#)(2)	(#)(3)	($/Sh)	($)
David W. Kemper	1/31/2017							31,328			$1,686,640
	1/31/2017								38,153	$53.84	445,070
			$979,475
Charles G. Kim	1/31/2017							15,356			826,738
	1/31/2017								6,542	53.84	76,315
			278,100
John W. Kemper	1/31/2017							30,369			1,635,009
	1/31/2017								13,929	53.84	162,487
			517,946
Kevin G. Barth	1/31/2017							15,356			826,738
	1/31/2017								6,542	53.84	76,315
			278,100
Jonathan M. Kemper	1/31/2017							9,098			489,819
	1/31/2017								10,631	53.84	124,015
			328,424
_______________________________________

(1)
Represents the target amount payable under the EICP for 2017 performance. There was no threshold or maximum amount payable under the EICP if actual performance was less than or greater than target. For a description of the EICP, see “Annual Cash Incentive Compensation” in the section entitled Compensation Discussion and Analysis. The actual amount earned is reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)
Amounts represent both Long-Term Restricted Stock and Current Year Restricted Stock granted under the 2005 Equity Incentive Plan, as described under “Long-Term Equity Awards” in the section entitled Compensation Discussion and Analysis.

(3)	Amounts represent SARs granted under the 2005 Equity Incentive Plan, as described under “Long-Term Equity Awards” in the section entitled Compensation Discussion and Analysis.

*	All share and per share amounts in this table have been restated for the 5% stock dividend distributed in 2017.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (Number Exercisable)	Number of Securities Underlying Unexercised Options (Number Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)(1)	(#)(1)	(#)	($)		(#)		($)	(#)	($)
David W. Kemper	25,243	8,415		$36.63	1/27/2024
	30,028	30,028		$35.40	1/27/2025
	14,919	44,757		$35.72	1/27/2026
	—	38,153		$53.84	1/31/2027
						200,101	(2)	$11,173,640
Charles G. Kim	13,608	—		$30.57	4/17/2023
	7,478	2,493		$36.63	1/27/2024
	5,989	5,990		$35.40	1/27/2025
	2,975	8,928		$35.72	1/27/2026
	—	6,542		$53.84	1/31/2027
						74,229	(3)	$4,144,947
John W. Kemper	13,608	—		$30.57	4/17/2023
	9,799	3,267		$36.63	1/27/2024
	10,791	10,791		$35.40	1/27/2025
	5,361	16,086		$35.72	1/27/2026
	—	13,929		$53.84	1/31/2027
						90,909	(4)	$5,076,359
Kevin G. Barth	13,608	—		$30.57	4/17/2023
	7,478	2,493		$36.63	1/27/2024
	5,989	5,990		$35.40	1/27/2025
	2,975	8,928		$35.72	1/27/2026
	—	6,542		$53.84	1/31/2027
						73,768	(5)	$4,119,205
Jonathan M. Kemper	67,432	—		$27.91	2/1/2018
	22,113	—		$30.57	4/17/2023
	12,152	4,051		$36.63	1/27/2024
	9,732	9,733		$35.40	1/27/2025
	4,836	14,508		$35.72	1/27/2026
	—	10,631		$53.84	1/31/2027
						73,579	(6)	$4,108,651
______________________________________

(1)
The amounts contain SARs granted on February 1, 2008, April 17, 2013, January 27, 2014, January 27, 2015, January 27, 2016, and January 31, 2017 with an expiration date of February 1, 2018, April 17, 2023, January 27, 2024, January 27, 2025, January 27, 2026, and January 31, 2027, respectively. SARs vest 25% on the first anniversary date after the date of grant and an additional 25% exercisable on the following three anniversary dates.

(2)
Represents restricted stock which vests as to 21,095 shares on January 27, 2018; 12,667 shares on January 28, 2018; 12,060 shares on February 10, 2018; 13,873 shares on April 17, 2018; 44,654 shares on January 27, 2019; 12,060 shares on February 10, 2019; 43,123 shares on January 27, 2020; 9,241 shares on January 27, 2021; 24,801 shares on January 31, 2021; and 6,527 shares on January 31, 2022.

(3)
Represents restricted stock which vests as to 6,250 shares on January 27, 2018; 3,758 shares on January 28, 2018; 5,317 shares on February 8, 2018; 3,573 shares on February 10, 2018; 3,899 shares on April 17, 2018; 9,837 shares on January 27, 2019; 5,317 shares on February 8, 2019; 3,574 shares on February 10, 2019; 9,461 shares on January 27, 2020; 5,318 shares on February 8, 2020; 2,569 shares on January 27, 2021; 4,252 shares on January 31, 2021; 4,913 shares on January 31, 2022; 3,095 shares on January 31, 2023; and 3,096 shares on January 31, 2024.

(4)
Represents restricted stock which vests as to 8,187 shares on January 27, 2018; 1,179 shares on January 28, 2018; 5,317 shares on February 8, 2018; 1,116 shares on February 10, 2018; 1,441 shares on April 17, 2018; 13,803 shares on January 27, 2019; 5,317 shares on February 8, 2019; 1,116 shares on February 10, 2019; 14,414 shares on January 27, 2020; 5,318 shares on February 8, 2020; 3,332 shares on January 27, 2021; 9,054 shares on January 31, 2021; 8,933 shares on January 31, 2022; 6,191 shares on January 31, 2023; and 6,191 shares on January 31, 2024.

(5)
Represents restricted stock which vests as to 6,250 shares on January 27, 2018; 3,758 shares on January 28, 2018; 5,317 shares on February 8, 2018; 3,573 shares on February 10, 2018; 3,638 shares on April 17, 2018; 9,698 shares on January 27, 2019; 5,317 shares on February 8, 2019; 3,574 shares on February 10, 2019; 9,400 shares on January 27, 2020; 5,318 shares on February 8, 2020; 2,569 shares on January 27, 2021; 4,252 shares on January 31, 2021; 4,913 shares on January 31, 2022; 3,095 shares on January 31, 2023; and 3,096 shares on January 31, 2024.

(6)
Represents restricted stock which vests as to 10,155 shares on January 27, 2018; 6,100 shares on January 28, 2018; 5,806 shares on February 10, 2018; 4,809 shares on April 17, 2018; 14,608 shares on January 27, 2019; 5,807 shares on February 10, 2019; 14,099 shares on January 27, 2020; 3,097 shares on January 27, 2021; 6,910 shares on January 31, 2021; and 2,188 shares on January 31, 2022.

*	All share and per share amounts in this table have been restated for the 5% stock dividend distributed in 2017.

Option Exercises and Stock Vested in 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David W. Kemper	45,930	$1,125,860	71,624	$3,795,128
Charles G. Kim	—	—	20,296	1,074,586
John W. Kemper	—	—	10,884	569,002
Kevin G. Barth	—	—	20,148	1,066,612
Jonathan M. Kemper	61,567	1,437,330	32,870	1,740,241
_______________________________________

(1)
We computed the dollar amount realized upon exercise by multiplying the number of shares times the difference between the market price of the underlying securities at exercise and the exercise price of the option.

(2)	We computed the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

*	All share amounts in this table have been restated for the 5% stock dividend distributed in 2017.

Pension Benefits in 2017
The following table summarizes information for the Retirement Plan and the "Pre-2005 Benefit" portion of the CERP for each of our NEOs.

		Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Name	Plan Name	(#)(2)	($)(3)	($)
David W. Kemper	Retirement Plan	25	$1,211,793	$—
	CERP(1)	25	1,331,269	—
Charles G. Kim	Retirement Plan	14	445,118	—
	CERP(1)	14	—	—
John W. Kemper	Retirement Plan	N/A	—	—
	CERP(1)	N/A	—	—
Kevin G. Barth	Retirement Plan	20	427,734	—
	CERP(1)	20	—	—
Jonathan M. Kemper	Retirement Plan	22	1,008,755	—
	CERP(1)	22	297,546	—
_______________________________________

(1)	Information presented pertains to the “Pre-2005 Benefit” portion of the CERP.

(2)
The “Number of Years of Credited Service” is less than actual years of service because service prior to membership in the plans and service after December 31, 2004 (the date the plans were frozen) is excluded from credited service. The actual years of service for Messrs. David W. Kemper, Charles G. Kim, John W. Kemper, Kevin G. Barth and Jonathan M. Kemper are 40, 28, 10, 34 and 36, respectively.

(3)
The present value of the benefits shown is based on a 3.57% interest rate and the RP2014 white collar mortality table projected using the generational MP2017 projection scale, assuming benefits commence at normal retirement age of 65.

Pension Benefits Narrative
The Company maintains the Retirement Plan, which is a tax-qualified defined benefit plan that provides retirement benefits to all employees who completed one year of service and attained age 21 prior to July 1, 2004. Participation in the Retirement Plan was frozen on December 31, 2004, and benefits under the Retirement Plan were partially frozen on December 31, 2004, and fully frozen on December 31, 2010, as described below.
The Retirement Plan provides benefits based upon compensation, age and years of participation. Effective January 1, 1995, benefits were provided under a cash balance formula. Under this formula, a retirement account balance is maintained for each participant. At the end of each plan year beginning after December 31, 1994 and ending December 31, 2004, the participant’s account was credited with a cash balance amount equal to a percentage of compensation for the year plus the same percentage of compensation in excess of 50% of the Social Security taxable wage base for the year.
Compensation for this purpose is limited by Section 401(a)(17) of the Code ($205,000 in 2004). The applicable percentage is determined by the sum of the participant’s age and years of participation in the Retirement Plan at the beginning of the plan year, and ranged from 1% for a sum of less than 30 to 4% for a sum of 75 or more. Interest is credited to the participant’s account at the end of each plan year beginning after 1995 at a rate not less than 5% of the account balance at the end of the prior plan year. For 2017, the rate of interest was 5%. Beginning January 1, 2005, no additional cash balance credits will be applied to participants’ accounts. However, interest will continue to be credited to each participant’s account until retirement.
Effective December 31, 2010, the retirement benefits provided from the cash balance formula were frozen. The retirement account balance will be converted to a life annuity based on actuarial factors defined in the Retirement Plan on the later of the participant’s Normal Retirement Date (as defined in the Retirement Plan) or December 31, 2010. This change only impacts benefits for participants who work past their Normal Retirement Date as the interest credit will continue to apply until a participant’s Normal Retirement Date. At retirement, a participant may select from various annual benefit options based on actuarial factors defined in the Retirement Plan.

In addition to the cash balance formula described above, a participant will receive an annual benefit equal to his annual benefit accrued through December 31, 1994 under the Retirement Plan’s prior formula, adjusted for increases in the cost of living (but not in excess of 4% per year) for each year of participation after December 31, 1994. Effective December 31, 2010, the benefit under the Retirement Plan’s prior formula was also frozen. The final cost of living increase was given on December 31, 2010, and no future cost of living increases will be provided. Certain participants of the Retirement Plan, including NEOs, will receive a special minimum benefit based on the final five-year average compensation and years of service as of December 31, 2004.
This Retirement Plan is fully funded by the Company and participants become fully vested after three years of service. All of the participating NEOs are fully vested. The normal retirement age under the Retirement Plan is 65. Reduced benefits are available as early as age 55 with 10 years of service. Benefits are reduced based on the length of time prior to age 65 that retirement occurs. The reduction is 6.67% per year for each of the first five years of early retirement (age 60-64) plus an additional 3.33% per year for each of the next five years (ages 55-59). Of the NEOs, Messrs. Charles G. Kim, Jonathan M. Kemper, and Kevin G. Barth are currently eligible for early retirement.
The estimated annual accrued benefits under the Retirement Plan for Messrs. David W. Kemper, Charles G. Kim, John W. Kemper, Kevin G. Barth, and Jonathan M. Kemper are $85,701, $38,721, $0, $36,530, and $68,534, respectively. These benefits are shown in the form of an annual life annuity commencing at age 65.
Since January 1, 1995, the Company has maintained the CERP to provide a non-tax-qualified deferred compensation plan to a select group of executives whose benefits under the Retirement Plan are limited by the Code. The CERP is unfunded and benefits are payable from the assets of the Company. The Board of Directors has designated the CEO as a participant and the CEO has designated other executives, including the NEOs, as participants. The present value of the benefits shown in the table is based on a 3.57% interest rate and the RP2014 white collar retiree mortality table (with 2006 base rates) projected using the generational MP2017 projection scale, assuming benefits commence at normal retirement age.
A participant’s benefit under the CERP is the sum of the “Pre-2005 Benefit” and the “Post-2004 Benefit.” A participant’s benefit under the Pre-2005 Benefit is the amount by which (1) exceeds (2), where (1) is the benefit that would be payable under the Retirement Plan if that benefit were calculated using the participant’s compensation including any incentive compensation deferred under a nonqualified deferred compensation plan maintained by the Company and without regard to the compensation limit of Section 401(a)(17) of the Code; and (2) is the benefit actually payable under the Retirement Plan. Consistent with the Retirement Plan, cash balance formula additions under the CERP were frozen effective January 1, 2005, and cost of living increases were discontinued effective December 31, 2010.
The estimated annual accrued benefit under the Pre-2005 Benefit for Messrs. David W. Kemper, Charles G. Kim, John W. Kemper, Kevin G. Barth, and Jonathan M. Kemper is $138,249, $0, $0, $0, and $30,055, respectively. The Pre-2005 Benefit is subject to the same retirement eligibility requirements and early retirement reductions as the Retirement Plan. These benefits are shown in the form of an annual life annuity commencing at age 65. Benefits are payable in the form of a lump sum or in annual installments for up to ten years at the election of the participant.
Benefits under the Post-2004 Benefit are in the form of a defined contribution plan, and are described in the narrative accompanying the Nonqualified Deferred Compensation table.

Nonqualified Deferred Compensation in 2017
The following table summarizes the contributions and earnings during 2017 for the deferred compensation portion of the EICP and the "Post-2004 Benefit" portion of the CERP.

		Executive Contributions in 2017	Registrant Contributions/Company Credits in 2017	Aggregate Earnings in 2017	Aggregate Withdrawals / Distributions	Aggregate Balance at 12/31/17
Name	Plan Name	($)	($)(2)	($)(3)	($)	($)
David W. Kemper	EICP	$—	$—	$25,339	$—	$862,871
	CERP(1)	—	129,600	80,901	—	1,828,515
Charles G. Kim	EICP	—	—	—	—	—
	CERP(1)	—	35,774	18,573	—	425,810
John W. Kemper	EICP	—	—	—	—	—
	CERP(1)	—	60,128	4,881	—	162,631
Kevin G. Barth	EICP	—	—	100,602	—	1,461,080
	CERP(1)	—	35,774	18,294	—	419,954
Jonathan M. Kemper	EICP	381,813	—	678,734	—	11,195,391
	CERP(1)	—	43,314	27,292	—	616,437
_______________________________________

(1)	Information presented pertains to the “Post-2004 Benefit” portion of the CERP.

(2)	Reflects Company contribution credits to the CERP in 2017. These amounts are included in the “All Other Compensation” column of the 2017 Summary Compensation Table.

(3)	No NEO received preferential or above-market earnings on deferred compensation.

Nonqualified Deferred Compensation Narrative
Our NEOs are eligible to participate in a deferred compensation plan that is a part of the EICP. The EICP allows the officers to contribute up to 100% of their annual cash incentive award to this plan and, therefore, defer income tax on these amounts. Participants can select from a number of investment options, which are generally available to other employees in the Company’s 401(k) plan, including a Company stock alternative, to which their deferrals will be credited. Each participant’s account is credited with earnings, or debited with losses, based on performance of those investment options. Benefits are payable in a lump sum or up to ten annual installments. Participants may not make withdrawals during employment.

The Post-2004 Benefit portion of the CERP provides for a Company contribution credit on the last day of each plan year beginning on and after January 1, 2005 equal to 7% of the participant’s eligible compensation above the pay limit imposed under the Code for purposes of the Company’s qualified 401(k) retirement plan (the “Participating Investment Plan”) for the year ($270,000 in 2017). The Company may make additional contribution credits to the extent that limitations were imposed on contributions by CERP participants to the Participating Investment Plan due to the nondiscrimination test of Code Section 401(m). No additional contributions were made in 2017.
Eligible compensation for the Post-2004 Benefit portion of the CERP generally includes W-2 earnings. Eligible compensation for 2017 in excess of the pay limit imposed under the Code was as follows: Messrs. David W. Kemper $1,851,432; Charles G. Kim $511,054; John W. Kemper $858,973; Kevin G. Barth $511,054; and Jonathan M. Kemper $618,784.
Each year the Company will credit or debit the participant’s Post-2004 CERP account to reflect deemed earnings. The current rate of earnings credit is fixed at 5%, which corresponds to the rate of interest earned on the cash balance accounts of participants in the Retirement Plan. The Retirement Committee, which is an internal committee of employees, reviews this rate of interest annually. Benefits are payable in the form of a lump sum or annual installments for up to ten years pursuant to the election of the participant.

Employment Agreements and Elements of Post-Termination Compensation
We do not have employment agreements with our NEOs. However, there are several arrangements that provide post-termination benefits.
Change of Control Severance Agreements
The Company has in place a severance agreement (“Severance Agreement”) with each NEO. The Severance Agreements provide for payments and certain benefits (which payments and benefits shall be referred to as the “Severance Benefits”) in the event of a “Qualifying Termination” in connection with a “Change of Control.”
For purposes of each Severance Agreement, “Change of Control” means:

•
Any Person (as defined in Section 3(a)(9) of the Exchange Act, with certain exclusions provided for in the Severance Agreement) who becomes the “beneficial owner,” directly or indirectly, of 20% of the Company’s outstanding shares or the combined voting power of the then outstanding shares of the Company; or

•
Individuals who on the date of the Severance Agreement constituted the Board or any new director whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by at least two-thirds of the directors then still in office who were either directors on the date of the Severance Agreement or whose appointment, election or nomination was previously approved, shall fail to constitute the majority of the Board of Directors; or

•
There is consummated a merger or consolidation of the Company with any other corporation other than (i) a merger or consolidation in which the combined voting power immediately after the merger or consolidation was at least 80% of the same combined voting power immediately prior to the merger or consolidation or (ii) the merger or consolidation was for the purpose of the recapitalization of the Company in which no person is or becomes the beneficial owner of 20% or more of the outstanding shares of the Company or the combined voting power of the Company’s outstanding securities; or

•
The shareholders approve a plan of complete liquidation or dissolution of the Company or there is a sale or disposition of substantially all of the Company’s assets, other than a sale or disposition to an entity that has at least 80% of the combined voting securities owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

“Qualifying Termination” means:

•
Within twelve months prior to a Change of Control, the NEO’s employment is terminated by the Company under circumstances not constituting Cause and in contemplation of, or caused by, the Change of Control, such Change of Control is pending at the time of termination, and the Change of Control actually occurs; or

•
Within three years following a Change of Control, the NEO’s employment is involuntarily terminated by the Company under circumstances not constituting Cause, the successor company fails or refuses to assume the obligations of the

Company under the Severance Agreement, or the Company or any successor company breaches any provisions of the Severance Agreement; or

•	A voluntary termination of employment by the NEO under circumstances constituting “Good Reason” within three years following a Change of Control; or

•	A voluntary termination of employment by an NEO for any reason within the period beginning on the first anniversary of the Change of Control and ending thirty days after such date.
“Cause” means willful misconduct or conduct by the NEO that was knowingly fraudulent or deliberately dishonest.
“Good Reason” means (i) the NEO, in his reasonable judgment, determines that his duties have been materially reduced in terms of authority and responsibility from those existing immediately prior to the Change of Control; or (ii) the NEO is required to be based at a location that is thirty-five or more miles farther from his primary residence at the time of the requirement than it was prior thereto; or (iii) there is a reduction in the NEO’s base salary to an amount that is less than the base salary in effect twelve months prior to the Change of Control; or (iv) there is a material reduction in the NEO’s level of participation in any of the Company’s incentive compensation plans, benefit plans, policies, practices or arrangements in which the NEO participated immediately prior to the Change of Control and such reduction is not consistent with the average level of participation by other executives who have a similar position.
“Severance Period” means a number of whole and fractional years equal to the lesser of: (a) three or (b) the quotient of the number of months following termination until the NEO attains age 65, divided by twelve.
In the event that an NEO becomes entitled to Severance Benefits, the Company shall pay to or provide the NEO with the following:

•
A lump sum payment equal to the product of: (i) the Severance Period, multiplied by (ii) the sum of the NEO’s base salary in effect 12 months prior to the Change of Control and the NEO’s average bonus for the three completed fiscal years of the Company preceding the fiscal year in which the Change of Control occurs;

•
A lump sum payment equal to the greater of the NEO’s actual bonus for the fiscal year of the Company preceding the fiscal year in which the Change of Control occurs or the NEO’s target bonus for the fiscal year of the Company in which a Qualifying Termination occurs, calculated with the assumption that both the Company and the NEO achieved all performance objectives required to earn the target bonus, and prorated based on the number of days elapsed in the Company’s fiscal year during which employment terminates;

•
Continuation of health, life and disability insurance to the NEO during the Severance Period at a cost to the NEO equal to the amount paid by similarly situated active employees at the time of the earliest event that could constitute “Good Reason.” To the extent such benefits are taxable, there is a gross up for taxes;

•
The opportunity to borrow, to the extent permitted by applicable law, from the Company or an affiliate thereof, for an interest rate set by the NEO (which may be zero), an amount equal to the sum of the NEO’s outstanding stock options and taxes resulting from the exercise and the vesting of the NEO’s restricted stock, with repayment required upon the passage of 180 consecutive days of the NEO being able to sell stock acquired by the exercise and being able to sell vested, restricted stock without restriction; and

•	Reimbursement for the costs, if any, of outplacement services obtained by the NEO following a Qualifying Termination.
In the event that any payments are subject to the application of any tax pursuant to Section 4999 the Code (an “Excise Tax”), the Company shall also pay to the NEO an additional amount sufficient to make the net amount payable to the NEO the same as the NEO would have received had the Excise Tax not been imposed. The Company will reimburse the NEO for all fees, expenses and costs incurred in connection with any Excise Tax; however, at its February 10, 2012 meeting, the Board, by resolution, adopted a policy not to offer a gross up for taxes related to severance payments paid in connection with a Change of Control of the Company to any employee to whom the Company has not made such a commitment prior to the date of the resolution.
The Severance Benefits are reduced by any other severance benefits or damages for termination paid or owed to the NEO, if such offset would not result in additional tax, interest or penalties pursuant to Section 409A of the Code.
The Company is obligated to pay any attorneys’ fees and costs incurred in connection with any dispute concerning the Severance Agreement unless the dispute by the NEO is frivolous.
The terms and conditions of the Severance Agreement between the company and John W. Kemper are similar to the Severance Agreement described above, except: (1) a "Qualifying Termination" does not include a voluntary termination of employment by John W. Kemper for any reason within the period beginning in the first anniversary of the Change in Control and ending thirty days after such date; and (2) no gross up for taxes related to severance payments paid in connection with a Change of Control of the Company will be paid to John W. Kemper.

Restricted Stock, Stock Options and Stock Appreciation Rights
Our outstanding unvested restricted stock grants are normally forfeited upon termination of employment; however, there are special vesting rules in the case of death, disability or retirement. In the case of death or disability, outstanding unvested restricted stock immediately vests in the same proportion that the number of full and partial months from the date of grant to the date of death or disability bears to the total restriction period applicable to the award. In the case of “retirement,” the same pro rata vesting provision applies, except the vesting is not effective until the last day of the restriction period applicable to the award and vesting remains subject to the Company satisfying any Company performance condition on vesting. For grants issued before April 20, 2005, “retirement” means termination of employment after attaining age 60 and agreeing to certain non-competition provisions. In the case of restricted stock issued after April 20, 2005, “retirement” means termination of employment after attaining age 60 and having at least ten years of service (non-competition agreements are no longer included in the definition of “retirement” in the plan document, but signing a non-competition agreement has been a condition precedent to restricted stock grants awarded after April 20, 2005). In addition, otherwise unvested outstanding restricted stock, stock appreciation rights and options immediately vest upon the occurrence of a change of control. For this purpose “change of control” has the same meaning as applies for purposes of the Change of Control Severance Agreements (see “Change of Control Severance Agreements” under “Employment Agreements and Elements of Post-Termination Compensation”), except different dates are used for determining the incumbent board of directors.
Deferred Compensation
The CERP and EICP provide for payments of nonqualified deferred compensation after termination of employment. See “Pension Benefits Narrative” and “Nonqualified Deferred Compensation Narrative” for a description of those arrangements.
Long-Term Disability
The NEOs generally have the same long-term disability benefit as all salaried employees, except that the definition of “disability” for the NEOs is more favorable because the benefit after the first 36 months of disability for salaried employees who are not vice presidents or above is based on a more restrictive definition of disability than the one that applies to vice presidents and above.
Commerce Retirement Plan
The qualified defined benefit pension plan was frozen and closed to new participants January 1, 2004, so not all salaried employees participate. The NEOs, except for John W. Kemper, participate in this plan and receive earnings credits to their cash balance accounts. See “Pension Benefits Narrative” for a description of this arrangement.

Potential Payments upon Termination or Change of Control
The following table assumes the relevant triggering event occurred on December 31, 2017.

Executive Benefits and Payments upon Termination	Voluntary Termination	Normal Retirement	Death	Disability	Qualified Termination After a Change of Control
David W. Kemper
Compensation:
Salary	$—	$—	$—	$—	$—	(1)
Bonus	—	—	—	—	1,138,700	(2)
SARs/option awards	—	—	—	—	1,752,392	(3)
Restricted stock awards	—	7,479,377	7,479,377	7,479,377	11,173,640	(4)
EICP/CERP	2,691,386	2,691,386	2,691,386	2,691,386	2,691,386	(5)
Excise tax reimbursement	—	—	—	—	—	(6)
Benefits:
Retirement plan	2,543,062	2,543,062	1,181,888	2,543,062	2,543,062	(7)
Post-termination insurance premiums	—	—	—	—	—	(8)
Total	$5,234,448	$12,713,825	$11,352,651	$12,713,825	$19,299,180

Charles G. Kim
Compensation:
Salary	$—	$—	$—	$—	$2,190,973	(1)
Bonus	—	—	—	—	318,600	(2)
SARs/option awards	—	—	—	—	363,072	(3)

Executive Benefits and Payments upon Termination	Voluntary Termination	Normal Retirement	Death	Disability	Qualified Termination After a Change of Control
Restricted stock awards	—	2,752,019	2,752,019	2,752,019	4,144,947	(4)
EICP/CERP	425,810	425,810	425,810	425,810	425,810	(5)
Excise tax reimbursement	—	—	—	—	—	(6)
Benefits:
Retirement plan	445,118	445,118	206,869	445,118	445,118	(7)
Post-termination insurance premiums	—	—	—	—	67,986	(8)
Total	$870,928	$3,622,947	$3,384,698	$3,622,947	$7,956,506
John W. Kemper
Compensation:
Salary	$—	$—	$—	$—	$3,047,871	(1)
Bonus	—	—	—	—	523,566	(2)
SARs/option awards	—	—	—	—	634,891	(3)
Restricted stock awards	—	2,794,792	2,794,792	2,794,792	5,076,359	(4)
EICP/CERP	162,631	162,631	162,631	162,631	162,631	(5)
Excise tax reimbursement	—	—	—	—	—	(6)
Benefits:
Retirement plan	—	—	—	—	—	(7)
Post-termination insurance premiums	—	—	—	—	67,371	(8)
Total	$162,631	$2,957,423	$2,957,423	$2,957,423	$9,512,689
Kevin G. Barth
Compensation:
Salary	$—	$—	$—	$—	$2,190,973	(1)
Bonus	—	—	—	—	318,600	(2)
SARs/option awards	—	—	—	—	363,072	(3)
Restricted stock awards	—	2,730,185	2,730,185	2,730,185	4,119,205	(4)
EICP/CERP	1,881,034	1,881,034	1,881,034	1,881,034	1,881,034	(5)
Excise tax reimbursement	—	—	—	—	—	(6)
Benefits:
Retirement plan	427,734	427,734	198,789	427,734	427,734	(7)
Post-termination insurance premiums	—	—	—	—	69,317	(8)
Total	$2,308,768	$5,038,953	$4,810,008	$5,038,953	$9,369,935
Jonathan M. Kemper
Compensation:
Salary	$—	$—	$—	$—	$487,081	(1)
Bonus	—	—	—	—	381,813	(2)
SARs/option awards	—	—	—	—	589,975	(3)
Restricted stock awards	—	2,924,117	2,924,117	2,924,117	4,108,651	(4)
EICP/CERP	11,811,828	11,811,828	11,811,828	11,811,828	11,811,828	(5)
Excise tax reimbursement	—	—	—	—	—	(6)
Benefits:
Retirement plan	1,306,301	1,306,301	607,103	1,306,301	1,306,301	(7)
Post-termination insurance premiums	—	—	—	—	13,773	(8)
Total	$13,118,129	$16,042,246	$15,343,048	$16,042,246	$18,699,422
_______________________________________

(1)
Salary is calculated as the sum of the prior year base salary plus the average bonus for the prior 3 years, times the "Severance Period" which means the lesser of: (a) three or (b) the quotient of the number of months following termination until the NEO attains age 65, divided by twelve, and is payable upon a qualifying termination.

(2)
Bonus amount is the greater of (a) the 2016 annual cash incentive paid in 2017, or (b) the 2017 target annual cash incentive under the EICP, not prorated. In all cases the bonus amount is the 2016 annual cash incentive paid in 2017.

(3)
Under a Change of Control, all unvested SARs and options would become immediately vested. The amount shown is the excess of the market price of our common stock at December 31, 2017 over the exercise price of all unvested SARs and options.

(4)	It is assumed that all NEOs are eligible for the special vesting rules as of December 31, 2017. Amounts are based on the prorated vested shares at market price at December 31, 2017.

(5)
The payment under the EICP/CERP is the aggregate balance in their deferred compensation plan that is assumed to be paid upon either voluntary termination, retirement, death, disability or a Change of Control.

(6)
Under a Change of Control, the Company is required to reimburse the NEOs, other than John W. Kemper, for any excise taxes that may be imposed and any other fees and expenses. It was determined that none of the NEOs would be eligible for such payments.

(7)	Benefits payable under the Retirement Plan are assumed to commence at age 65. The benefit upon death is calculated as a portion of the normal benefit.

(8)	This amount reflects the net present value of estimated insurance payments to be made by the Company for the NEOs, plus a gross up for taxes, during the Severance Period.

Equity Compensation Plan Information
The following table provides information as of December 31, 2017, with respect to compensation plans under which common shares of Commerce Bancshares, Inc. are authorized for issuance to certain officers in exchange for services provided. These compensation plans include: (1) the Commerce Bancshares, Inc. 2005 Equity Incentive Plan, (2) the Commerce Bancshares, Inc. Stock Purchase Plan for Non-Employee Directors (“Director Plan”) and (3) the Commerce Bancshares, Inc. Executive Incentive Compensation Plan (“EICP”). All of these compensation plans were approved by the Company’s shareholders.

Plan Category	(a) Number of Common Shares to be Issued upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a))
Equity compensation plans approved by shareholders	584,682	(1)	$35.89	(2)	2,926,498	(3)
Equity compensation plans not approved by shareholders	—		—		—
Total	584,682		$35.89		2,926,498
_______________________________________

(1)
Includes 395,296 shares issuable upon exercise of stock appreciation rights granted under the 2005 Equity Incentive Plan. Issuable shares from stock appreciation rights were computed on a net basis using the fair market value of Common Stock at December 31, 2017. Also included are 189,386 common shares allocated to participants’ accounts under the EICP.

(2)	Represents the weighted average exercise price of outstanding stock appreciation rights under the 2005 Equity Incentive Plan.

(3)	Includes 2,776,076 common shares remaining available under the 2005 Equity Incentive Plan, 80,377 shares available under the Director Plan, and 70,045 shares under the EICP.

Compensation and Human Resources Committee Interlocks and Insider Participation
During 2017, the Compensation and Human Resources Committee consisted of Messrs. Terry D. Bassham, Earl H. Devanny, III (Chairman), and W. Thomas Grant, II. All members of the Committee were independent members of the Board of Directors of the Company. None of the members of the Compensation and Human Resources Committee has been an officer or employee of the Company. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that was elected to the Board or the Compensation and Human Resources Committee, except that during 2017, Mr. David W. Kemper served on the board of directors of The Crawford Group, Inc. Mr. Andrew C. Taylor is the Chairman and Chief Executive Officer of The Crawford Group, Inc.

AUDIT AND RISK COMMITTEE REPORT
The role of the Audit and Risk Committee is to assist the Board of Directors in its oversight of the Company’s accounting, auditing and financial reporting processes, the Company’s credit review function and the Company’s enterprise risk management. As noted under the “Corporate Governance” and “Director Independence” sections of this Proxy Statement, the Board of Directors has determined that all members of the Audit and Risk Committee are “independent” within the meaning of SEC Rule 10A-3 and the NASDAQ listing rules. The Audit and Risk Committee operates pursuant to a Charter that was last amended with the amendments approved by the Board on April 20, 2016. As set forth in the Charter, management of the Company is responsible for establishing and maintaining the Company’s internal control over financial reporting and for preparing the Company’s financial statements in accordance with generally accepted accounting principles and applicable laws and regulations. Management is also responsible for conducting an evaluation of the effectiveness of the internal control over financial reporting based on the framework in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit and Risk Committee is directly responsible for the compensation, appointment and oversight of KPMG LLP, the independent auditor for the Company. KPMG LLP is responsible for performing an independent audit of the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. KPMG LLP is also responsible for expressing an opinion on the Company’s internal controls over financial reporting.
Members of the Audit and Risk Committee consist of Benjamin F. Rassieur, III (Chairman), Terry D. Bassham, John R. Capps, Karen L. Daniel, Todd R. Schnuck and Kimberly G. Walker. The Board has determined that Ms. Daniel and Mr. Schnuck both qualify as an “Audit and Risk Committee financial expert” as required by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act of 2002 and Mr. Bassham is an “Audit and Risk Committee risk expert” as required in 12CFR Part 252.22 (d)(1) - Regulation YY Enhanced Prudential Standards. Effective January 26, 2018, Ms. Karen Daniel was appointed to the Commerce Bancshares, Inc. Board of Directors and also appointed to the Audit and Risk Committee.
The Audit and Risk Committee’s responsibility is one of oversight. Members of the Audit and Risk Committee rely on the information provided and the representations made to them by: (i) management, which has primary responsibility for establishing and maintaining appropriate internal financial controls over financial reporting, and for Company financial statements and reports and (ii) the external auditor, which is responsible for expressing an opinion that the financial statements have been prepared in accordance with generally accepted accounting principles, that management’s assessment that the Company maintained effective internal control over financial reporting is fairly stated, and that the audit of the Company’s financial statements by the external auditor has been carried out in accordance with Standards of the Public Company Accounting Oversight Board (PCAOB).
In this context the Audit and Risk Committee has considered and discussed the audited financial statements and management’s assessment on internal control over financial reporting with management and the independent auditors as of December 31, 2017. The Audit and Risk Committee has also discussed with the independent auditors the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communication with Audit Committees. Finally, the Audit and Risk Committee has received the written disclosures and the letter from KPMG LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence. The Audit and Risk Committee has considered the compatibility of non-audit services with the auditors’ independence and has discussed with the external auditors their independence.
Based on the reviews and discussions described in this report, and exercising the Audit and Risk Committee’s business judgment, the Audit and Risk Committee recommends to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 to be filed with the SEC.
The Audit and Risk Committee has selected KPMG LLP as the Company’s external auditors for fiscal 2018 and has approved submitting the selection of the independent external auditors for ratification by the shareholders. Audit, audit-related and any permitted non-audit services provided to Commerce Bancshares, Inc. by KPMG LLP are subject to pre-approval by the Audit and Risk Committee. All fees paid in 2017 were pre-approved by the Audit and Risk Committee.
Submitted by the Audit and Risk Committee of the Company’s Board of Directors:

Benjamin F. Rassieur, III (Chairman) Karen L. Daniel	Terry D. Bassham Todd R. Schnuck	John R. Capps Kimberly G. Walker

Pre-approval of Services by the External Auditor
The Audit and Risk Committee has adopted a policy for pre-approval of audit and permitted non-audit services provided by the Company’s external auditor. Annually, the Audit and Risk Committee will review and approve the audit services to be performed along with other permitted services including audit-related and tax services to be provided by its external auditor. The Audit and Risk Committee may pre-approve certain recurring designated services where appropriate and services for individual projects that do not exceed $25,000.

Proposed engagements that do not meet these criteria may be presented to the Audit and Risk Committee at its next regular meeting or, if earlier consideration is required, to one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the next regular Audit and Risk Committee meeting. The Audit and Risk Committee will regularly review summary reports detailing all services provided to the Company by its external auditor.
Fees Paid to KPMG LLP
The following is a summary of fees billed by KPMG LLP for professional services rendered during the fiscal years ended December 31, 2017 and 2016:

	2017	2016
Audit fees	$989,294	$962,612
Audit-related fees	94,048	58,562
Tax fees	198,584	192,863
All other fees	—	—
Total	$1,281,926	$1,214,037
The audit fees billed by KPMG LLP are for professional services rendered for the audits of the Company’s annual consolidated financial statements and the audit of the Company’s internal control over financial reporting for the fiscal year ended December 31, 2017, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year. In 2016, KPMG LLP performed an audit for the Company’s private equity subsidiary. KPMG LLP provided accounting research and advice in both 2016 and 2017.
Audit-related fees are mainly for services rendered for both years for audits of the Company’s pension and 401(k) benefit plans and agreed upon examination procedures relating to the Company’s mortgage banking operation. Tax fees are for services including both review and preparation of corporate income tax returns and tax consulting services.
PROPOSAL TWO
RATIFICATION OF THE SELECTION OF KPMG LLP
AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017
Pursuant to the Sarbanes-Oxley Act of 2002, the Audit and Risk Committee of the Company is responsible for the selection and approval of the Company’s independent registered public accounting firm for the purpose of the examination and audit of the Company’s financial statements for 2018. The Audit and Risk Committee has also adopted a procedure for the pre-approval of non-audit services. The Audit and Risk Committee has selected and the Board of Directors has ratified the selection of KPMG LLP as the firm to conduct the audit of the financial statements of the Company and certain of its subsidiaries for 2018. This selection is presented to the shareholders for ratification; however, the failure of the shareholders to ratify the selection will not change the engagement of KPMG LLP for 2018. The Audit and Risk Committee will consider the vote of the shareholders for future engagements. Representatives of KPMG LLP are expected to be present at the Meeting and will be available to respond to appropriate questions. The representatives will also be provided an opportunity to make a statement.

The Board of Directors Recommends a Vote FOR the Ratification of the Selection of KPMG LLP as the Company's Independent Registered Public Accounting Firm for 2018.
PROPOSAL THREE
SAY ON PAY --- ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION
The following proposal is an advisory, non-binding vote on the compensation of the Company’s named executive officers as required by Section 14A of the Exchange Act which was added by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and by rules of the SEC. Shareholders are being asked to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, tabular disclosures, and other narrative executive compensation disclosures in the proxy statement. The vote is not binding on the Company.
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
The Company’s goal for its executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for the Company’s success in a highly regulated industry and in competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of its shareholders. Please refer to the section entitled Compensation Discussion and Analysis for a thorough discussion of the Company’s executive compensation program. As an advisory vote, this proposal is not binding on the Company; however, the Compensation and Human Resources Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board of Directors Recommends a Vote FOR the proposal to approve the Company's executive compensation.
OTHER MATTERS
The management of the Company does not know of any matter or business to come before the meeting other than that referred to in the notice of meeting but it is intended that, as to any such other matter or business, the person named in the accompanying proxy will vote said proxy in accordance with the judgment of the person or persons voting the same.

ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT
Shareholders of record can view the proxy statement and the 2017 annual report as well as vote their shares at www.envisionreports.com/CBSH. Shareholders who hold their Company stock through a broker, bank, trustee or nominee may view the proxy statement and 2017 annual report at www.edocumentview.com/CBSH.
The proxy statement and the 2017 annual report are also available on the Company's Internet site at www.commercebank.com/ under "Investor Relations/Filings & Financials".
Employee PIP (401K) shareholders who have a company email address and online access will automatically be enrolled to receive the annual report and proxy statement over the Internet unless they choose to opt out.
Shareholders who hold their Company stock through a broker, bank, trustee or nominee should refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

The Company undertakes to provide without charge to each person solicited, upon the written request of such person, a copy of the Company's proxy and annual report on Form 10-K, including the financial statements and financial statement schedules, required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act for the Company's most recent fiscal year. Requests should be directed to Computershare, online at www.envisionreports.com/CBSH, by telephone at 1-866-641-4276, or by email at investorvote@computershare.com. Please refer to the Notice for more detailed instructions for requesting such materials by mail.

By Order of the Board of Directors
Thomas J. Noack
Secretary

March 9, 2018

Commerce Bancshares, Inc.

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IMPORTANT ANNUAL MEETING INFORMATION

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MR A SAMPLE
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Central Time, on April 17, 2018, except proxies submitted for shares held in the Company's Participating Investment Plan must be received by 11:00 p.m., Central Time, on April 11, 2018.

Vote by Internet

- Go to **www.envisionreports.com/CBSH**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, and FOR Proposal 3.

1. Nominees: Class of 2021

Nominee	For	Withhold
01 - Terry D. Bassham	☐	☐
02 - John W. Kemper	☐	☐
03 - Jonathan M. Kemper	☐	☐
04 - Kimberly G. Walker	☐	☐

Proposal	For	Against	Abstain
2. Ratify KPMG LLP as the Company's independent registered public accounting firm for 2018.	☐	☐	☐
3. Say on Pay - Advisory approval of the Company's executive compensation.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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To our Shareholders:

Commerce Bancshares, Inc. encourages you to vote your shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. The Computershare Vote by Telephone and Vote by Internet systems can be accessed 24 hours a day, seven days a week until 11:00 p.m., Central Time, on April 17, 2018. However, if this proxy relates to shares held by you in the Company's Participating Investment Plan ("PIP"), your vote must be received by 11:00 p.m., Central Time, on April 11, 2018, to enable the trustee of the plan to vote your shares in the manner directed by you.

Additionally, you may choose to receive future Annual Meeting materials (annual report, proxy statement and proxy card) online. By choosing to receive these materials online, you help support Commerce Bancshares, Inc. in its efforts to control printing and postage costs.

If you choose the option of electronic delivery and voting online, you will receive an email before all future annual or special meetings of shareholders, notifying you of the website containing the Proxy Statement and other materials to be carefully reviewed before casting your vote. To enroll to receive future proxy materials online, please go to www.computershare.com/investor. PIP shareholders who have a company email address and online access, will automatically be enrolled to receive the annual report, proxy statement and proxy card over the Internet unless they choose to opt out.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Commerce Bancshares, Inc.

Proxy — Commerce Bancshares, Inc.

Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jonathan M. Kemper and David W. Kemper, or either of them, as agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of shareholders to be held on April 18, 2018 at 9:30 a.m., at Washington University on level two of the Charles E. Knight Center, # 1 Brookings Drive, St. Louis, Missouri, or any adjournment or postponement thereof, on all matters coming before the meeting. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and all other matters incident to the conduct of the meeting.

This proxy, when properly executed, will be voted in the manner you direct on the reverse side. You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Your shares cannot be voted unless you sign and return this card or you elect to vote your shares electronically by telephone or via the Internet.

IMPORTANT: PLEASE VOTE BY SIGNING YOUR PROXY AND RETURNING IT IN THE ENVELOPE PROVIDED OR TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING AS DESCRIBED ON THE REVERSE SIDE.

ANY SHAREHOLDER WHO IS RECEIVING MULTIPLE COPIES OF THE ANNUAL REPORT AND ANY OTHER MAILINGS FROM COMMERCE BANCSHARES, INC. IS ENCOURAGED TO CALL COMPUTERSHARE TRUST COMPANY, N.A., OUR TRANSFER AGENT, AT 1-800-317-4445 FOR ASSISTANCE IN CONSOLIDATING COMMON OWNERSHIP POSITIONS. REDUCING MAILINGS WILL IMPROVE THE COMPANY'S OPERATING EFFICIENCY. HEARING IMPAIRED #: TDD: 1-800-952-9245.